                                                                     Exhibit 2-1




                               DATED June 18, 1996

                             TALISMAN MANAGEMENT LTD

                                       AND

                      DATASTREAM INTERNATIONAL (FRANCE) SA



                      ------------------------------------
                               PURCHASE AGREEMENT
                      ------------------------------------

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

SECTION I -     DEFINITIONS .............................................    (2)

SECTION II -    PURCHASE AND SALE OF SHARES .............................    (6)
     2.1     Transfer of Shares .........................................    (6)
     2.2     Purchase Price .............................................    (6)
     2.3     Closing ....................................................    (9)
     2.4     Consolidated Financial Statements and Closing Statement ....   (12)
     2.5     Disputes Regarding Consolidated Financial Statements
              and Closing Statement .....................................   (12)
     2.6     Determination of any Post-Closing Adjustment Amount ........   (14)
     2.7     Merger .....................................................   (14)

SECTION III -   CONDITIONS OF THE PURCHASE BY THE BUYER OF THE SHARES ...   (15)
     3.1     Representations and Warranties .............................   (15)
     3.2     Certificate of the Sellers .................................   (15)
     3.3     Consents, Authorizations ...................................   (15)
     3.4     Corporate Action ...........................................   (15)
     3.5     No Action or Proceeding ....................................   (15)
     3.6     Performance of the Terms of this Agreement .................   (16)
     3.7     Material Change ............................................   (16)
     3.8     Guarantee ..................................................   (16)
     3.9     Loans ......................................................   (16)
     3.10    Annual Meetings ............................................   (16)

SECTION IV -    CONDITIONS OF THE SALE BY THE SELLER OF THE SHARES ......   (16)
     4.1     Representations and Warranties .............................   (17)
     4.2     Certificate of the Buyer ...................................   (17)
     4.3     Consents, Authorizations ...................................   (17)
     4.4     Corporate Action ...........................................   (17)
     4.5     No Action or Proceeding ....................................   (17)

SECTION V -     REPRESENTATIONS AND WARRANTIES OF THE SELLER ............   (18)
     5.1     Incorporation and Corporate Capital of Talisman ............   (18)
     5.2     Incorporation and Corporate Capital of Groupe DAFSA ........   (19)
     5.3     Subsidiaries ...............................................   (19)
     5.4     Compliance with Laws and Obligations .......................   (20)
     5.5     Corporate and Business Records .............................   (21)
     5.6     Authorization; Valid and Binding Agreement .................   (21)
     5.7     Government Authorizations ..................................   (21)
     5.8     Other Agreements - Laws ....................................   (22)
     5.9     No Finders .................................................   (22)
     5.10    Financial Statements .......................................   (22)
     5.11    Absence of Significant Changes .............................   (23)

                                       (i)

     5.12    No Undisclosed Liabilities .................................   (24)
     5.13    Taxes - Labor Contributions ................................   (25)
     5.14    Litigation .................................................   (26)
     5.15    Inventories ................................................   (27)
     5.16    Assets .....................................................   (27)
     5.17    Material Contracts .........................................   (28)
     5.18    Leases .....................................................   (29)
     5.19    Insurance ..................................................   (30)
     5.20    Labor matters ..............................................   (31)
     5.21    Benefit Plans ..............................................   (32)
     5.22    Proxies - Bank Accounts ....................................   (33)
     5.23    No Bankruptcy ..............................................   (33)
     5.24    Patents, Marks, Commercial Names and Copyrights ............   (33)
     5.25    No Security Interests ......................................   (36)
     5.26    Receivables ................................................   (36)
     5.27    Customer Relations .........................................   (36)
     5.28    Subsidy, Aid and Tax Benefits ..............................   (36)
     5.29    Environmental Matters ......................................   (37)
     5.30    No Claim by the Seller .....................................   (37)
     5.31    Contingent Liabilities .....................................   (37)
     5.32    Loans ......................................................   (37)
     5.33    Extel ......................................................   (38)
     5.34    SAFE Litigations - restructuring costs .....................   (38)
     5.35    No Material Misstatements ..................................   (39)

SECTION VI -    REPRESENTATIONS AND WARRANTIES OF THE BUYER .............   (39)
     6.1     Incorporation and share capital of the Buyer ...............   (39)
     6.2     Authorization - Competence .................................   (40)
     6.3     Government Authorizations ..................................   (40)
     6.4     Other Agreements ...........................................   (40)
     6.5     No Finders .................................................   (40)

SECTION VII -   ACTIVITIES PRIOR TO THE CLOSING .........................   (41)
     7.1     Access .....................................................   (41)
     7.2     Government Filings .........................................   (41)
     7.3     Conduct of the Business of Talisman and the Subsidiaries ...   (41)
     7.4     Other Actions ..............................................   (43)
     7.5     Intergroup Agreements ......................................   (43)
     7.6     Waiver of Call Options .....................................   (44)
     7.7     Loans ......................................................   (44)
     7.8     Employment Agreement .......................................   (45)
     7.9     Employees ..................................................   (45)
     7.10    Bank Mandate ...............................................   (45)
     7.11    Certificate of no C1aim ....................................   (45)
     7.12    Guarantee ..................................................   (45)

SECTION VIII -  INDEMNIFICATION .........................................   (46)
     8.1     Survival of Representations and Covenants ..................   (46)
     8.2     Obligation to Indemnify ....................................   (46)

SECTION IX -    ADDITIONAL COVENANTS ....................................   (51)
     9.1     Non-Competition ............................................   (51)
     9.2     Post-Closing Cooperation ...................................   (51)
     9.3     Bridge Loan ................................................   (52)

                                      (ii)
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     Republic National Bank of New York .................................   (52)
     9.5     Talisman ...................................................   (52)

SECTION X -     TERMINATION .............................................   (53)
     10.1    Termination ................................................   (53)
     10.2    Effect of Termination ......................................   (53)

SECTION XI -    MISCELLANEOUS PROVISIONS ................................   (53)
     11.1    Notices ....................................................   (53)
     11.2    Further Acts ...............................................   (54)
     11.3    Entire Agreement ...........................................   (54)
     11.4    Waiver .....................................................   (55)
     11.5    Counterparts ...............................................   (55)
     11 6    Third Party Rights .........................................   (55)
     11.7    Governing Law ..............................................   (55)
     11.8    Parties Bound by Agreement - Successors and Assigns ........   (55)
     11.9    Expenses ...................................................   (55)
     11.10        Headings ..............................................   (56)
     11.11        Invalidity of a Provision .............................   (56)
     11.12        Transfer Taxes ........................................   (56)
     11.13        Jurisdiction ..........................................   (56)
     11.14        Communications ........................................   (56)

                                     (iii)

                            STOCK PURCHASE AGREEMENT

                               Dated June 18, 1996

BETWEEN THE UNDERSIGNED:

         Talisman Management Limited, a limited liability company, incorporated in England and Wales, with an issued and paid in share capital of [pound sterling]3,000, whose registered office is at 37 Ixworth Place, London SW3 3QH, England, registered with the Companies Registrar under number 210 82 78, represented by Mr. Francois Chaillou, its director,

         (hereinafter the "SELLER"),

                                                              ON THE FIRST PART,

AND

         Datastream International (France) S.A., a limited liability company, incorporated in France with an issued and paid in share capital of FRF 2,250,000, whose registered office is at 25 avenue Marceau, 75116 Paris, registered with the Registry of Commerce and Companies of Paris under number B 388 549 800, represented by Mr. Richard Anderson, its director,

         (hereinafter the "BUYER"),

                                                             ON THE SECOND PART.

WITNESSETH:

         WHEREAS, Talisman is a French "societe anonyme" with a capital of FRF 250,000, whose registered office is at 11 rue Robert de Flers, 75015 Paris, registered with the Registry of Commerce and Companies of Paris under number B 352 936 876 (hereinafter referred to as "TALISMAN");

         WHEREAS, Talisman is the parent company of Groupe DAFSA, a French "societe anonyme" with a capital of FRF 2,810,000, whose registered office is at 11 rue Robert de Flers, 75015 Paris, registered with the Registry of Commerce and Companies of Paris




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                                      - 2 -

under the number B 388 299 893 (hereinafter referred to as "GROUPE DAFSA");

         WHEREAS, on or prior to the Transfer Date (as such term is defined hereunder), the Seller shall own all the shares of Talisman;

         WHEREAS, the Buyer desires to purchase all of the issued shares of capital stock of Talisman, and the Seller agrees to sell all such shares to the Buyer upon the conditions hereinafter set forth;

         WHEREAS, as soon as practicable after the Transfer Date (as defined hereinafter) the Buyer will be merged with Talisman.

         NOW, THEREFORE, IN CONSIDERATION OF THE REPRESENTATIONS AND WARRANTIES, COVENANTS AND AGREEMENTS HEREINAFTER SET FORTH, IT IS HEREBY AGREED AS FOLLOWS:

SECTION I - DEFINITIONS
- ---------   -----------

         As used in this Agreement, the following terms shall have the meaning indicated below:

"ACCOUNTING PRINCIPLES" shall have the meaning defined in Section 2.4 of this Agreement.

"AFFILIATE" shall mean, with respect to any Person (i) any other Person 10% or more of the voting or equity interest of which is directly or indirectly, under the control of such Person (ii) any other Person which is directly or indirectly, under the control of such Person, and (iii) any other Person which, directly or indirectly has the control over or is under common control with such Person.

"AGREEMENT" shall mean this agreement and all annexes, exhibits, schedules and documents attached hereto.

"APRIL 30 NET EQUITY" shall have the meaning set forth in Section 2.6 (a) of this Agreement.

"BANQUE PARIBAS AGREEMENT" shall have the meaning defined in Section 5.34 of this Agreement.

"BANQUE PARIBAS COMMITMENTS" shall mean (i) Banque Paribas' commitments set forth in Section III.2 of the agreement entered into on September 4, 1995 among Banque Paribas, Credit du Nord, Groupe DAFSA and Associes en Finance, as amended on September 22,

1995 and on April 16, 1996 to compensate Groupe DAFSA and any Affiliate thereof in connection with any costs relating to a redundancy plan and a restructuring of Societe d'Analyse Financiere Europeenne ("SAFE") and any litigation arising in connection therewith, including any SAFE Litigations and (ii) Banque Paribas' commitments set forth in a letter dated October 9, 1995 to Groupe DAFSA relating to the termination of an agreement entered into between SAFE and Greer Global Investor Services and a tax audit of SAFE.

"BENEFIT PLAN" shall have the meaning defined in Section 5.21 of this Agreement.

"BRIDGE LOAN" shall mean the loan extended by the Seller to Talisman on June 3, 1996, in a principal amount of FRF 1,000,000.

"BUSINESS DAY" shall mean any day except Saturday, Sunday and any day in France which is a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

"BUYER" shall have the meaning defined at the beginning of this Agreement.

"CLOSING" shall mean the closing contemplated at Section 2.3 of this Agreement.

"CLOSING AMOUNT" shall mean the Purchase Price less (i) the Retention Amount,
(ii) the Retention Amount for Contingent Liabilities and less (iii) the Hold Back Amount.

"CLOSING STATEMENT" shall have the meaning defined in Section 2.4 of this Agreement.

"CONSOLIDATED FINANCIAL STATEMENTS" shall mean the balance sheet and income statement for Talisman and the Subsidiaries (excluding Globe Online) on a consolidated basis established in accordance with the Accounting Principles.

"CONTINGENT LIABILITIES" shall mean the liabilities for exceptional and non-recurring costs of Talisman and of the Subsidiaries as set forth in ANNEX A.

"DAMAGE" shall have the meaning defined in Section 8.2(a) of this Agreement.

"ENCUMBRANCES" shall mean any mortgage, option, lien, charge, claim, assessment, security interest and third party right and other encumbrance of any kind whatsoever.

"EXCHANGE RATE" shall mean one U.S. Dollar (USD 1) equals 5.19 Francs (FRF
5.19).

"FINAL CONSOLIDATED FINANCIAL STATEMENTS" shall have the meaning defined in
Section 2.5(b) of this Agreement.

"FINAL CLOSING STATEMENT" shall have the meaning defined in Section 2.5(b) of this Agreement.

"FINANCIAL STATEMENTS" shall have the meaning defined in Section 5.10 of this Agreement.

"FRANC or "FRF" shall mean the lawful currency of the Republic of France.

"GLOBE ONLINE S.A." shall mean Globe Online S.A., a limited liability company, incorporated in France, with an issued and paid in share capital of FRF 1,165,000, whose registered office is at 46 rue Notre Dame des Victoires, 75002 Paris, registered with the Registry of Commerce of Paris under number B 400.541.066.

"GROUPE DAFSA" shall have the meaning defined in the second "Whereas" clause of this Agreement.

"GROUPE DAFSA 1996 Turnover" shall have the meaning defined in Section 2.2 of this Agreement.

"GUARANTEE" shall mean the agreement ("CAUTION SOLIDAIRE") in the form of ANNEX B hereto to be executed by Mr. Francois Chaillou.

"HOLD BACK AMOUNT" shall mean an amount equal to seven hundred fifty thousand U.S. Dollars (USD 750,000) times the Exchange Rate.

"INDEPENDENT ACCOUNTING FIRM" shall have the meaning defined in Section 2.5 of this Agreement.

"INTELLECTUAL PROPERTY" shall have the meaning defined in Section 5.24 of this Agreement.

"LOAN AMOUNT" shall mean FRF 29,681,705, which represent the aggregate principal amount of financing to be granted on the Transfer Date by Buyer to Talisman and Groupe DAFSA for the purpose of repaying the Loans, as more detailed in ANNEX C hereto.

"LOANS" shall mean the loans granted to Groupe DAFSA and Talisman referred to in ANNEX D hereto.

"MATERIAL CONTRACTS" shall have the meaning defined in Section 5.17 of this Agreement.

"NET EQUITY" shall mean the net book value of Talisman and the Subsidiaries (excluding Globe Online) on a consolidated basis, as defined in Article D 13.1 of Decree n[degree symbol] 83-1020 of November 29, 1983, as modified.

"PERSON" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization (whether or not incorporated), including a government or political subdivision or an agency, department or instrumentality thereof.

"POST-CLOSING ADJUSTMENT AMOUNT" shall have the meaning defined in Section 2.6(b) of this Agreement.

"PRIMARK LETTER" shall mean the letter in the form of ANNEX H.

"PURCHASE PRICE" shall be equal to (a) nine million U.S. dollars (USD 9,000,000) times the Exchange Rate less (b) the Loan Amount, as such amount may be modified pursuant to Section II of this Agreement.

"RETENTION AMOUNT" shall mean an amount equal to five hundred thousand US Dollars (USD 500,000) times the Exchange Rate.

"RETENTION AMOUNT FOR CONTINGENT LIABILITIES" shall mean an amount equal to five million eight hundred and sixty nine thousand Francs (FRF 5,869,000).

"SAFE LITIGATIONS" shall mean the litigations set forth in ANNEX
E hereto.

"SELLER" shall have the meaning defined at the beginning of this Agreement.

"SHARES" shall mean one hundred percent (100%) of the shares of Talisman.

"SUBSCRIPTION RIGHTS" shall mean 42,150 subscription rights ("Bons de Souscription") to Groupe DAFSA shares the issuance of which in favor of Talisman was decided pursuant to a decision of the ordinary and extraordinary shareholders' meeting of Groupe DAFSA held on October 30, 1995;

"SUBSIDIARY" and collectively "SUBSIDIARIES" shall mean any company or entity in which Talisman owns, directly or indirectly twenty percent or more of the shares or voting rights and any "societe en participation" in which Talisman or any of its Affiliates participates, directly or indirectly, it being specified that for the purpose of the representations and warranties set forth in Section V, the term, "Subsidiaries" shall include the "societe en participation" only with respect to Sections 5.3, 5.4, 5.5, 5.8, 5.9, 5.11, 5.12, 5.13, 5.23, 5.27, 5.30,
5.31 and 5.35 of this Agreement.

"TALISMAN" shall have the meaning defined in the first "Whereas" clause of this Agreement.

"TANGUY SETTLEMENT AGREEMENT" shall mean the settlement agreement entered into between Talisman and Mr. Tanguy on June 13, 1996.

"TMI" shall mean Talisman Management International, a company incorporated in Bermuda, with an issued and paid in capital of USD 14,033, whose registered office is at Conyers Dill & Pearman, Barristers & Attorneys, Clarendon House, Third Floor, 1 church Street, Hamilton HMll, Bermuda, registered with the Registrar of Companies under number 13325.

"TMI GUARANTEE" shall mean the agreement ("caution solidaire") in the form of ANNEX I hereto.

"TAX RETURNS" shall have the meaning defined in Section 5.13 of this Agreement.

"THRESHOLD AMOUNT" shall have the meaning set forth in Section 8.2 (b).

"TRANSFER" shall mean the transfer of the Shares pursuant to Section 2.1 of this Agreement.

"TRANSFER DATE" shall mean the date on which the Closing occurs.

"TRANSFER DATE NET EQUITY" shall have the meaning set forth in Section 2.6 (b) of this Agreement.

SECTION II -    PURCHASE AND SALE OF SHARES
- ----------      ---------------------------

         2.1  Transfer of Shares
              ------------------

         Subject to the terms and conditions of this Agreement, on the Transfer Date, Seller shall sell and transfer to the Buyer, and the Buyer shall acquire from Seller, the Shares free from all Encumbrances with all rights now or hereafter attaching thereto.

         2.2  Purchase Price
              --------------

         The Purchase Price for the sale of the Shares shall be paid as follows:

         - the Closing Amount shall be paid by the Buyer at the Closing as follows:

              - an amount of one million nine hundred seventy one thousand seven hundred ninety five Francs (FRF 1,971,795) shall be paid by the Buyer to the Seller by official bank check;

              - the Seller hereby instructs the Buyer to pay for the account and on behalf of the Seller the remaining portion of the Closing Amount as follows:

                     - an amount of one million eight hundred thousand Francs (FRF 1,800,000) to Banque Paribas (RCS Paris B 662 047 885);

                     - an amount of nine hundred thousand Francs (FRF 900,000) to Associes en Finance S.A. (RCS Paris B 394 630 867);

         - the Retention Amount shall be paid by the Buyer to the Seller as follows:

              -      on March 31, 1997, 150,000 U.S. Dollars times the Exchange
                     Rate,

              -      on March 31, 1998, 350,000 U.S. Dollars times the Exchange
                     Rate,

              PROVIDED that the Buyer has not made, prior to either of such dates, any claim for payment of a Post Closing Adjustment Amount or under Section VIII of this Agreement. If the Buyer has made any such claims prior to such dates, the Retention Amount, or the portion thereof not paid to the Seller prior to the making of any such claims, shall become due and payable only upon final determination of all amounts due and payable to the Buyer under all such claims. The Buyer shall have the right to set off, at any time, against the Retention Amount any amount payable to the Buyer by the Seller under this Agreement, including any Post Closing Adjustment Amount, and any amount payable under Section VIII hereunder; and

         -    Retention Amount for Contingent Liabilities:

              Upon full and final payment and discharge by Talisman and/or any Subsidiary of all Contingent Liabilities, the Buyer shall pay to the Seller an amount equal to the difference (the "AMOUNT"), if positive, between (i) the Retention Amount for Contingent Liabilities and (ii) all amounts paid by Talisman and/or any Subsidiary in connection with the payment and discharge of all Contingent Liabilities.

              The Buyer shall calculate and notify to the Seller such Amount along with copies of all documents supporting such determination. In the event the Seller disputes such determination and such dispute is not resolved by mutual agreement of the Seller and the Buyer within 15 days from the Buyer's notification to the Seller of the Amount, then such dispute shall be submitted for resolution to Arthur Andersen, Paris Office, or if Arthur Andersen, Paris office shall not accept such appointment, to an independent accounting firm appointed by the President of the Paris

              Commercial Court upon an ex-parte request of the most diligent party. The resolution of such dispute by such accounting firm (either appointed by the parties or by the President of the Paris Commercial Court) shall be final, conclusive and binding upon Seller and Buyer. Fees and expenses of such accounting firm shall be shared equally between the Seller and the Buyer.

              The Amount shall be due and payable upon final determination thereof, either by mutual agreement of the Seller and the Buyer or by the accounting firm.

         - The Hold Back Amount shall be paid by the Buyer to the Seller as follows :

              - On March 31, 1997, if Groupe DAFSA's financial statements for the year ending December 31, 1996 have been approved without reserve as to Groupe DAFSA turnover by the statutory auditor of Groupe DAFSA or within fifteen days from the approval by the statutory auditor of Groupe DAFSA of such 1996 financial statements without reserve as to Groupe DAFSA turnover (whichever is earlier), PROVIDED THAT the Buyer has not made, prior to such dates, any claim for payment of a Post Closing Adjustment Amount or under
                     Section VIII of this Agreement. If the Buyer has made any such claim prior to such payment dates, the Hold Back Amount shall only become due and payable upon final determination of all amounts due and payable to the Buyer under all such claims. The Buyer shall have the right to set off, at any time, against the Hold Back Amount any amount payable to the Buyer by the Seller under this Agreement, including any Post-Closing Adjustment Amount and any amount payable under Section VIII hereunder;

         - Notwithstanding the provisions of the preceding paragraph, the amount payable by the Buyer to the Seller pursuant to the Hold Back Amount will be adjusted on the basis of Groupe DAFSA's turnover ("chiffre d'affaires") as reported in Groupe DAFSA financial statements for the year ending December 31, 1996, approved without reserve as to Groupe DAFSA turnover by the statutory auditors of Groupe DAFSA (hereafter "GROUPE DAFSA 1996 TURNOVER"), as follows:

              - If Groupe DAFSA 1996 Turnover equals or exceeds sixty-one million one hundred and thirty thousand Francs (FRF 61,130,000), the Hold Back Amount will be payable by the Buyer to the Seller.

              - If Groupe DAFSA 1996 Turnover is between fifty eight million Francs (FRF 58,000,000) and sixty- one million one hundred and thirty thousand Francs (FRF 61,130,000), the amount payable by the Buyer to the Seller on account of the Hold Back Amount will be equal to the product of the Hold Back Amount times a fraction, the numerator of which is Groupe DAFSA 1996 Turnover less fifty-eight million Francs (FRF 58,000,000) and the denominator of which is three million one hundred and thirty thousand Francs (FRF 3,130,000).

              - If Groupe DAFSA 1996 Turnover is below fifty-eight million Francs (FRF 58,000,000), the Hold Back Amount shall be retained by the Buyer and no amount shall be due and payable to the Seller on account of the Hold Back Amount.

         2.3  Closing
              -------

         Subject to the terms and conditions hereof, the Closing of the transaction contemplated by this Agreement will take place at the offices of White & Case, 11 boulevard de la Madeleine, 75001 Paris, or at such other place as shall be agreed upon by the parties hereto. The Closing shall be on a date agreed upon by the parties, which date shall not be more than 10 days after the satisfaction or waiver of the conditions set forth in Sections III and IV hereof.

         At the Closing, the Seller shall satisfy each of the following obligations, each of which is material to the Buyer's agreement:

         - deliver to the Buyer orders of transfer ("ordres de mouvements"), in respect of all the Shares and share registers and shareholders' accounts of Talisman and of the Subsidiaries;

         - cause Talisman and the Subsidiaries to hold shareholders' meetings or boards of directors' meetings, as the case may be, at which the written resignation of all directors or statutory managers ("dirigeants sociaux"), except such directors or statutory managers ("dirigeants sociaux") designated by the Buyer in writing, shall be accepted and directors and statutory managers ("dirigeants sociaux") proposed by the Buyer shall be appointed;

         - deliver to the Buyer the deed of transfer duly executed, whereby Mr. Chaillou transfers to Talisman for consideration of one Franc (FRF 1) his claim against Groupe DAFSA for a principal amount of FRF

              600,000 resulting from a loan extended by Mr. Chaillou to Groupe DAFSA;

         - deliver to the Buyer the Guarantee, duly executed by Mr. Francois Chaillou;

         - deliver to the Buyer the TMI Guarantee, executed by a duly authorized representative of Talisman Management International;

         - deliver to the Buyer a written irrevocable waiver from TMI to be repaid a portion of TMI's Loan to Talisman in an amount equal to two million five hundred ninety five thousand (FRF 2,595,000), reducing the remaining amount outstanding under such Loan to eighteen million six hundred sixty six thousand one hundred and fifty Francs (FRF 18,666,150);

         - deliver to the Buyer written, irrevocable and unconditional acknowledgement, executed by duly authorized representatives of all creditors of Talisman and Groupe DAFSA under the Loans, except La Compagnie Financiere Edmond de Rothschild Banque, whereby each such creditor acknowledges that (subject to actual receipt of the funds) all its claims under the relevant Loans, have been repaid in full and that such creditor has no further right, claim or action of any nature whatsoever, against Talisman and Groupe DAFSA arising out or in connection with any such Loans;

         - deliver to the Buyer a written, irrevocable waiver from Mr. Olivier ROUX to be repaid a portion of the principal amount of his Loan to Groupe DAFSA equal to one million two hundred ninety seven thousand five hundred Francs (FRF 1,297,500), reducing the remaining amount outstanding under such Loan to two hundred eighty nine thousand five hundred and fifty Francs (FRF 289,550);

         - deliver to the Buyer all originals of all promissory notes executed in connection with the Loans;

         - deliver to the Buyer a certificate from La Compagnie Financiere Edmond de Rothschild Banque indicating the amount owed to it by Groupe Dafsa as at June 17, 1996, such amount not to exceed the amount indicated in ANNEX C as owing to La Compagnie Financiere Edmond de Rothschild Banque ;

         - deliver to the Buyer a legal opinion by Conyers, Dill & Pearman, in form and substance satisfactory to the Buyer, confirming the capacity, authority and power of (i) Mr. Malcom C. Furbert to execute in the name and on behalf of TMI, the acknowledgement whereby TMI acknowledges that all its claims under the relevant Loans have been repaid in full and that it has no further rights, claim or action of any nature whatsoever, against Talisman and Groupe DAFSA arising in connection with any such Loans, and of (ii) Mr. Francois Chaillou to execute in the name and on behalf of TMI the TMI Guarantee; and confirming that the TMI Guarantee is valid and binding upon TMI.

         - deliver to the Buyer any document or certificate of a notary evidencing that Mr. Chaillou is married under the French legal regime of "separation de biens";

         -    deliver to the Buyer the Tanguy Settlement Agreement; and

         - sign and cause to be signed all such other documents, and take or cause to be taken all such other action as the Buyer shall reasonably require in order to transfer to the Buyer all right, title and interest of the Seller in all the Shares.

         At the Closing, the Buyer shall satisfy each of the following obligations, each of which is material to the Seller's agreement:

         -    pay the Closing Amount by bank checks;

         - extend to Talisman and to Groupe DAFSA financings of an aggregate principal amount equal to the Loan Amount and cause Talisman and Groupe DAFSA to repay at Closing the Loans in accordance with the provisions of ANNEX D hereto including the footnotes thereto and the Seller's instructions;

         - extend to Talisman the necessary financing to repay at Closing an amount equal to seventy five percent (75%) of the principal amount of the Bridge Loan; and

         -    deliver to Groupe DAFSA the Primark Letter.

         At the Closing, the Buyer and the Seller shall also deliver any documents or instruments of assignment, conveyance and transfer, and any other documents which are necessary to satisfy the obligations of the Buyer or the Seller, as the case may be pursuant to this Agreement. At the Closing, the Seller and the Buyer shall take any additional action which is necessary to satisfy their respective obligations hereunder.

         2.4  Consolidated Financial Statements and Closing Statement
              -------------------------------------------------------

         As soon as practical and, in any event, not later than sixty (60) days after the Transfer Date, the Buyer and/or its auditors shall prepare and deliver to the Seller (i) the Consolidated Financial Statements as at April 30, 1996 and as at the Transfer Date, respectively, and (ii) a statement ("CLOSING STATEMENT") setting forth (A) the amount of the Net Equity as at April 30, 1996 and as at the Transfer Date, respectively, and (B) the resulting Post-Closing Adjustment Amount, if any, determined in accordance with Section 2.6(b) hereof, together with any appropriate supporting documentation and related work papers. During such sixty-(60-) day period, the Buyer will give reasonable access or will cause to be given reasonable access to the Seller's auditors, to the accounting documents of Talisman and the Subsidiaries relating to the preparation of the Consolidated Financial Statements. The Consolidated Financial Statements and the Closing Statement shall be prepared on a basis consistent with the accounting policies and practices in force in France, applied on a consistent basis with those used for the years ended December 31, 1994 and December 31, 1995 and the periods ending on April 30, 1996 and on the Transfer Date; in addition, the consolidation principles will be in accordance with the law of January 3, 1985 on consolidated financial statements and with the related decrees of application (hereafter together the "ACCOUNTING PRINCIPLES"). For the avoidance of doubt, it is expressly understood that (i) the Consolidated Financial Statements and Closing Statement (A) will be prepared on the sole basis of the Accounting Principles without any interpretation thereof by reference to any other past accounting policies or practices of Talisman or the Subsidiaries, and (B) shall neither reflect nor take into consideration any action to occur on the Transfer Date, including any repayment of the Loans to occur on the Transfer Date, as set forth in Section 2.3 above and any waiver of any amount of principal or interest under any Loan or portion thereof or under any financing granted by the Seller, TMI or any Affiliate thereof to Talisman or the Subsidiaries occurring on or after April 30, 1996 and that (ii) provisions or reserves to be made therein with respect to any matters shall remain unaffected by the fact that any such matter is covered by any indemnification (including specific indemnification) under Section 8.2 hereof.

         2.5  Disputes Regarding Consolidated Financial Statements and Closing
              ----------------------------------------------------------------
              Statement.
              ---------

         (a) The Seller shall have thirty (30) days after the delivery to the Seller of the Consolidated Financial Statements and the Closing Statement in which to review such documents. Unless the Seller notifies the Buyer in writing within such thirty (30) day period of any good faith objection to the Consolidated Financial Statements and the Closing Statement, specifying in reasonable detail the items and amounts subject to such objection, the Consolidated Financial Statements and the

Closing Statement (including the Post-Closing Adjustment Amount(s), if any, shown thereon) shall be conclusive and binding on the Seller. If within such thirty-day period the Seller notifies the Buyer in writing of any such objection, then the Buyer and the Seller shall use reasonable efforts for forty-five (45) days after the delivery to the Buyer of the notice of the Seller setting forth such objections to resolve in good faith their differences and agree upon any adjustments to the Consolidated Financial Statements and the Closing Statement (including any Post-Closing Adjustment Amount shown thereon). Any disputes which are not resolved by mutual agreement of the Buyer and the Seller within such 45-day period shall be submitted for resolution to Arthur Andersen, Paris Office, or, if Arthur Andersen, Paris Office shall not accept such appointment, to another internationally recognized independent accounting firm mutually acceptable to the Seller and the Buyer. In the event the Seller and the Buyer shall not agree on such other internationally recognized independent accounting firm within ten (10) days from Arthur Andersen, Paris Office's refusal, then such independent accounting firm will be finally appointed by the President of the Paris Commercial Court upon an ex-parte request of the most diligent party (any such internationally recognized independent accounting firm, whether appointed by the parties to this Agreement or by the President of the Paris Commercial Court being hereinafter referred to as the "INDEPENDENT ACCOUNTING FIRM").

         The Seller and the Buyer shall instruct the Independent Accounting Firm to limit its examination to the remaining items in dispute, to the exclusion of all other matters, on the sole basis of the Accounting Principles and to use its best efforts to make its determination thereon within thirty (30) days after its appointment. The resolution of any such items by the Independent Accounting Firm shall be made in writing and delivered by the Independent Accounting Firm to the Buyer and the Seller as promptly as practicable and shall be final, conclusive and binding upon the Seller and the Buyer. Fees and expenses of the Independent Accounting Firm shall be shared equally between the Seller, on the one hand, and the Buyer, on the other hand.

         (b)  The Consolidated Financial Statements and the Closing Statement
(i) to which the Seller does not object as provided in Section 2.5(a) hereof,
(ii) to which the Seller and the Buyer agree, or (iii) which is otherwise conclusively determined pursuant to Section 2.5(a) hereof (such final form of the Consolidated Financial Statements and the Closing Statement being referred to herein as the "FINAL CONSOLIDATED FINANCIAL STATEMENTS" and the "FINAL CLOSING STATEMENT", respectively) shall determine the Post-Closing Adjustment Amount.

         2.6  Determination of any Post-Closing Adjustment Amount.
              ---------------------------------------------------

         (a) The Net Equity, as at April 30, 1996, shall be determined from the Final Consolidated Financial Statements as at April 30, 1996 and the Final Closing Statement (hereafter the "APRIL 30 NET EQUITY");

         (b) The Net Equity, as at the Transfer Date, shall be determined from the Final Consolidated Financial Statements as at the Transfer Date and the Final Closing Statement (hereafter the "TRANSFER DATE NET EQUITY");

         (c) The Purchase Price shall be adjusted downwards or upwards, on a Franc for Franc basis, by an amount equal to the difference between the April 30 Net Equity and the Transfer Date Net Equity (the "POST-CLOSING ADJUSTMENT AMOUNT").

         - If the Transfer Date Net Equity is below the April 30 Net Equity, the Post Closing Adjustment Amount shall be paid in Francs by the Seller to the Buyer, within five (5) days after agreement or determination (pursuant to Section 2.5 of this Agreement) of the Final Consolidated Financial Statements. Such payment shall be set off first against the Retention Amount and second against the Hold Back Amount. Any remaining amount due under the Post Closing Adjustment Amount shall be paid directly by the Seller to the Buyer by official bank check at the registered office of the Buyer.

         - If the Transfer Date Net Equity is above the April 30 Net Equity, the Post Closing Adjustment Amount shall be paid in Francs by the Buyer to the Seller within five (5) days after agreement (or determined pursuant to Section 2.5 of this Agreement) of the Final Consolidated Financial Statements.

              Notwithstanding the foregoing, no payment shall be made by the Seller to the Buyer or by the Buyer to the Seller under this Section 2.6 if the Post Closing Adjustment Amount is less than twenty five thousand U.S. Dollars (USD 25,000) times the Exchange Rate.

         2.7  Merger
              ------

         As soon as practicable following the Transfer Date, the Buyer will be merged under its sole responsibility into Talisman with Talisman as the surviving company. The Seller agrees to assist the Buyer, until the Transfer Date, to do whatever is necessary to achieve the merger.

SECTION III - CONDITIONS OF THE PURCHASE BY THE BUYER OF THE SHARES
- -----------   -----------------------------------------------------

              The Parties agree that the Buyer's obligation to acquire the Shares shall be subject to the satisfaction, or waiver by the Buyer, of the following conditions on or before the Transfer Date, the satisfaction of such conditions having no retroactive effect:


         3.1  Representations and Warranties
              ------------------------------

              The representations and warranties made herein by the Seller in
Section V hereof shall have been true and correct as of the date hereof, and shall be true and correct as of the Transfer Date (except as to such representations and warranties which by their terms apply to an earlier date). There shall not be, as of the Transfer Date, any event or fact which might alter or modify such representations and warranties.

         3.2  Certificate of the Sellers
              --------------------------

              The Sellers shall have delivered to the Buyer a certificate, dated the Transfer Date and signed by the Seller, certifying the fulfillment of the conditions specified in Sections 3.1 and 3.3 to 3.10 hereof.

         3.3  Consents, Authorizations
              ------------------------

              All filings, orders, consents, permits, authorizations, approvals and waivers of governmental and regulatory authorities required for the consummation by the parties of the transactions contemplated hereby and by any other agreement contemplated hereunder and all filings, registrations and notifications to or with all Persons, required with respect to the consummation by the parties hereto of such transactions, shall have been obtained or given. It is agreed by both parties that the filing with the French Ministry of Finance will be effected by the Buyer upon the signing of this Agreement by the Buyer and does not constitute a condition precedent to the purchase by the Buyer of the Shares.

         3.4  Corporate Action
              ----------------

              All corporate action, if any, necessary to authorize the execution of this Agreement by the Seller and the performance of its obligations hereunder (including the approval of the Buyer as shareholder of Talisman by the Board of Directors of Talisman) shall have been duly and validly taken by the Seller, Talisman and the Subsidiaries.

         3.5  No Action or Proceeding
              -----------------------

              There shall be no action or proceeding commenced or, to the knowledge of the parties, threatened before any legal or administrative tribunal or by any administrative organization, and no judgement, order or injunction shall have been rendered by any such tribunal or organization for the purpose of restraining or prohibiting the transactions contemplated in this Agreement.

         3.6  Performance of the Terms of this Agreement
              ------------------------------------------

              The Seller shall have complied with all its covenants required to be performed before or on the Transfer Date under this Agreement, including but not limited to the Seller's covenant set forth in Section VII.

         3.7  Material Change
              ---------------

              As of the Transfer Date, no material adverse change shall have occurred in the operating results, financial condition, business, properties, assets or liabilities of any of the Companies or Subsidiaries since the date of the Financial Statements.

         3.8  Guarantee
              ---------

              The Seller shall have caused Mr. Francois Chaillou to execute the Guarantee, TMI to execute the TMI Guarantee and shall have delivered the Guarantee and the TMI Guarantee to the Buyer.

         3.9  Loans
              -----

         The Seller shall have delivered to the Buyer certificates delivered by the statutory auditors of Talisman and Groupe DAFSA confirming that ANNEX D listing all the Loans, as at the date hereof, constitutes an accurate and complete listing of all the liabilities for borrowed money of Talisman, Groupe DAFSA and the Subsidiaries except for (i) the Bridge Loan, (ii) any financing granted by Societe Generale to Groupe Dafsa pursuant to a general Dailly law assignment of receivables dated as of April 20, 1994 and (iii) any financing granted by Societe Generale to Dafsa Edition pursuant to a factoring agreement dated as of December 11, 1995.

         3.10  Annual Meetings
               ---------------

         The audited balance sheets, statements of income and annexes thereto of Talisman and each of the Subsidiaries shall have been approved without reservations or qualifications by their shareholders or partners at duly convened ordinary shareholders or partners meetings.

SECTION IV -    CONDITIONS OF THE SALE BY THE SELLER OF THE SHARES
- ----------      --------------------------------------------------

              The Parties agree that the Seller's obligation to sell the Shares to the Buyer shall be subject to the satisfaction, or waiver by the Seller, of the following conditions on or before the Transfer Date, the satisfaction of such conditions having no retroactive effect:

         4.1  Representations and Warranties
              ------------------------------

              The representations and warranties made herein by the Buyer in
Section VI of this Agreement shall have been true and correct as of the date hereof, and shall be true and correct as of the Transfer Date (except as to such representations and warranties which by their terms apply to an earlier date). There shall not be, as of the Transfer Date, any event or fact which might alter or modify in any respect such representations and warranties.

         4.2  Certificate of the Buyer
              ------------------------

              The Buyer shall have delivered to the Seller a certificate, dated as of the Transfer Date and signed by the Buyer, certifying the fulfillment of the conditions specified in Section 4.1 hereof.

         4.3  Consents, Authorizations
              ------------------------

              All filings, orders, consents, permits, authorizations, approvals and waivers of governmental and regulatory authorities required for the consummation of the transactions contemplated hereby or any other agreements contemplated hereunder and all filings, registrations and notifications to or with all Persons required with respect to the consummation by the parties hereto of the transactions contemplated hereby, shall have been obtained or given. It is agreed by both parties that the filing with the French Ministry of Finance will be effected by the Buyer upon the signing of this Agreement by the Buyer and does not constitute a condition precedent to the sale by the Seller of the Shares.

         4.4  Corporate Action
              ----------------

              All corporate action, if any, necessary to authorize the execution and delivery by the Buyer of this Agreement and the performance by the Buyer of its obligations hereunder shall have been duly and validly taken by the Buyer.

         4.5  No Action or Proceeding
              -----------------------

              There shall be no action or proceeding commenced or, to the knowledge of the parties, threatened before any legal or administrative tribunal or by any administrative organization, and no judgement, order or injunction shall have been rendered by any such tribunal or organization for the purpose of restraining or prohibiting the transactions contemplated in this Agreement.

SECTION V -     REPRESENTATIONS AND WARRANTIES OF THE SELLER
- ---------       --------------------------------------------

              Subject to the exceptions and disclosures made in the Schedules hereto, the Seller hereby represents and warrants to the Buyer on the date hereof and, unless otherwise specifically provided for, on the Transfer Date, as follows: Each such representation and warranty is subject to the disclosures set forth in the Schedule or portion thereof, if any, specifically referenced in such representation and warranty, such schedule being attached to this Agreement and established as at the date of signature of this Agreement and shall not be modified in any manner whatsoever after the date of signature of this Agreement. Unless otherwise specifically indicated, the representations and warranties made by the Seller hereunder are not subject to any knowledge qualification.

         5.1  Incorporation and Corporate Capital of Talisman
              -----------------------------------------------

         (a) Talisman is a "societe anonyme" whose registered office is located at 11 rue Robert de Flers, 75015 Paris, registered with the Registry of Commerce and Companies of Paris, under number B 352 936 876. Talisman is duly incorporated and validly existing under the laws of France and has the full power and authority to own its assets and conduct its business as now being conducted.

         (b) Talisman has a capital of FRF 250,000 consisting of 2,500 shares with a par value of FRF 100 each. The Shares are fully paid up, validly issued and not subject to any calls, or assessments and may be transferred to the Buyer free from any preemptive rights, or rights of first refusal or Encumbrances.

         Talisman has not issued, and has not made any commitment providing for the issuance of, any shares (with or without voting rights), any securities convertible into, exchangeable for, or giving rights to shares of capital stock or any other securities of Talisman. On the Transfer Date, the Seller will own all the Shares free and clear from any Encumbrances. The Shares have all the same rights and there are no voting agreement or any other agreements or understandings of any kind relating to shareholders' rights to the Shares except for the provisions of the by-laws of Talisman and the provisions of this Agreement and its annexes. The right to receive dividends on any of the Shares has not been transferred, assigned or sold and is not subject to any Encumbrance.

         (c) On the Transfer Date, Talisman will own one hundred percent of the shares of Groupe DAFSA, all such shares being fully paid up, validly issued and not subject to any calls, assessments, or any Encumbrance.

         5.2  Incorporation and Corporate Capital of Groupe DAFSA
              ---------------------------------------------------

         (a) Groupe DAFSA is a "societe anonyme" whose registered office is located at 11 rue Robert de Flers, 75015 Paris, registered with the Registry of Commerce and Companies of Paris, under the number B 388 299 893. Groupe DAFSA is duly incorporated and validly existing under the laws of France and has the full power and authority to own its assets and conduct its business as now being conducted.

         (b) Groupe DAFSA has a capital of FRF 2,810,000, consisting of 281,000 shares with a par value of FRF 10 each, all such shares being fully paid up, validly issued and not subject to any calls or assessments or Encumbrances.

         (c) Groupe DAFSA has voted the issuance of the Subscription Rights in favor of Talisman. Talisman has never paid the purchase price for any such Subscription Rights and on the Transfer Date, no Subscription Right has been purchased and no person has any rights thereto, or any claim against Talisman and/or its Subsidiaries in connection therewith. All such Subscription Rights are on the Transfer Date null and void. Except for the Subscription Rights, Groupe DAFSA has not issued, and has not made any commitments providing for the issuance of, any shares (with or without voting rights), any securities convertible into, exchangeable for, or giving rights to shares of capital stock or any other securities of Groupe DAFSA or of Talisman. The shares of Groupe DAFSA all have the same rights and there are no voting agreements or any other agreements or understandings of any kind relating to shareholders' rights to such shares except for the provisions of the By-laws of Groupe DAFSA and the provisions of this Agreement and its annexes. The right to receive dividends non any shares of Groupe DAFSA has not been transferred, assigned, mortgaged or sold in any manner.

         5.3  Subsidiaries
              ------------

         (a) SCHEDULE 5.3(a) indicates the names, jurisdictions of incorporation and corporate capital and managers of each of the Subsidiaries as well as the identity and percentages held by all of its shareholders or partners. All the shares and equity interests in each of the Subsidiaries are held free and clear of any Encumbrances. Talisman is not involved in any manner in the management, including on a DE FACTO basis, of any Person other than the Subsidiaries, and does not have any liability, contingent or otherwise in connection with any past or current interest in any Person other than the Subsidiaries.

         (b) All the shares or equity interests of each of the Subsidiaries are fully paid up and validly issued and are not subject to any calls, assessments or Encumbrances. Except as set forth in this Agreement, none of the Subsidiaries has issued, or has made any commitment providing for the issuance of any new shares (with or without voting rights), any securities convertible into, exchangeable for, or giving rights to shares of capital stock or any other securities. SCHEDULE 5.3(b) lists all commitments of Talisman or the Subsidiaries to acquire shares or equity interests in the Subsidiaries.

         (c)  Each of the Subsidiaries:

              (i) is duly organized and validly existing under the laws of its jurisdiction of incorporation;

              (ii) has the full power and authority to own its assets and conduct its business as presently conducted;

              (iii) except as set forth in SCHEDULE 5.3(c), does not own any share of or equity interest in any other Person, and does not have any liability, contingent or otherwise in connection with any past or current interest in any Person; and

              (iv) has neither taken part in the management of any other Person, including, on a DE FACTO basis, nor, except as set forth in SCHEDULE 5.12(b) granted any warranties, guarantees, comfort letters or other commitments in favor of any third party.

         (d) With respect to any Subsidiary having the form of a "societe en participation", the Seller represents and warrants that (i) all commitments of any such Subsidiary, whether actual or contingent, are listed in SCHEDULE 5.3(d), (ii) neither Talisman nor any of its Subsidiaries has disclosed to any third parties its participation in any such "societes en participation", or has acted as manager of any such "societes en participation" and (iii) the existence of any such "societes en participation" has not been disclosed to any third parties, except to the French tax administration.

         5.4  Compliance with Laws and Obligations
              ------------------------------------

              The business of Talisman and of each of the Subsidiaries is being conducted in compliance with its by-laws and other governing documents and in compliance with all applicable laws, orders, rules, and decrees and all judgments, injunctions or other orders of any court, any arbitral tribunal or government authority or subdivision thereof. Talisman and each of the Subsidiaries has all licenses, permits or authorizations which are required to conduct their business as it is presently conducted. Each such licenses, permits and authorizations is in full force and effect and Talisman and each of the Subsidiaries conducts its business in compliance with all such licenses, permits and authorizations.

              Talisman and each of the Subsidiaries has performed all of its obligations under all of the contracts, agreements, permits, or undertakings by which it is bound without any material default.

         5.5  Corporate and Business Records
              ------------------------------

              The copies of the by-laws and other governing documents, minute books and shareholders' records of Talisman and of each of the Subsidiaries previously delivered to the Buyer and listed in SCHEDULE 5.5 constitute true and complete copies of such by-laws, governing documents, minute books and shareholder records and include all amendments to such by-laws and governing documents and all minutes of all meetings of the shareholders and directors and/or managers of Talisman and each of the Subsidiaries from the date of incorporation of the relevant entity up to and including the date hereof. On the Transfer Date, except as expressly provided in this Agreement, no change in such by-laws or other governing document will have occurred. Talisman and the Subsidiaries hold all statutory books required by applicable laws and regulations. All statutory books including all accounting ledgers, financial documents and tax returns are held in an organized fashion, and in accordance with applicable laws and regulations, at the respective registered office of Talisman and the Subsidiaries. All customer records or lists, market information, marketing or business plans or any other similar business records, documents or material are held in organized fashion at the respective registered office of Talisman and the Subsidiaries.

         5.6  Authorization; Valid and Binding Agreement
              ------------------------------------------

              The execution and performance of this Agreement and all other agreements, documents and instruments to be executed in accordance with this Agreement has been duly authorized by all necessary and proper corporate actions of the Seller. Subject to the provisions of Section 5.7 hereof, no further proceeding, action or consent on the part of the Seller, Talisman or the Subsidiaries or any other Person, is necessary to authorize this Agreement or the other agreements, documents or instruments executed by the Seller pursuant to this Agreement or in order to consummate the transactions contemplated hereby or thereby. This Agreement and all other agreements, documents and instruments to be executed in accordance with this Agreement constitute, or once executed will constitute, legal, valid and binding obligations of the Seller enforceable in accordance with their terms.

         5.7  Government Authorizations
              -------------------------

              Except for the filing with the French Treasury Department of the French Ministry of Economy and Finance, no consent, approval or authorization of any governmental or regulatory authority, whether national or local, or any filing with any such authority, is required in connection with the execution and performance by the Seller of this Agreement or any other agreement contemplated hereunder.

         5.8  Other Agreements - Laws
              -----------------------

              Neither the execution of this Agreement nor the performance nor the consummation of the transactions contemplated by this Agreement shall cause any violation of, default under, (i) any provision of the by-laws or other governing document of the Seller, Talisman or any of the Subsidiaries, (ii) any decision, orders, judgment or arbitration award binding the Seller, Talisman or any of the Subsidiaries, (iii) any contract, agreement or instrument to which the Seller, Talisman or any of the Subsidiaries is a party, or (iv) any law, statute, ordinance, rule or order.

         5.9  No Finders
              ----------

              The Seller has not used the services of, or entered into any agreement with, a broker, agent or finder in connection with this Agreement or the transactions contemplated hereby which could result in a payment obligation on the part of Talisman, any of the Subsidiaries or the Buyer.

                    FINANCIAL REPRESENTATIONS AND WARRANTIES

         5.10 Financial Statements
              --------------------

              The Seller has delivered to the Buyer (i) the audited balance sheets, statements of income and annexes thereto of Talisman and each of the Subsidiaries as of December 31, 1995, accompanied by the statutory auditors and directors reports, and (ii) the unaudited balance sheets, statements of income and annexes thereto of Talisman and each of the Subsidiaries for the first four months of 1996 (all of the statements referred to in this paragraph to be collectively referred to as the "FINANCIAL STATEMENTS"). The Financial Statements, together with the notes thereto, and the description of the accounting principles applied by Talisman and the Subsidiaries which are attached hereto as SCHEDULE 5-10, are correct and complete and fairly represent the financial position of Talisman and the Subsidiaries as of such dates and the results of their operations for such periods then ended. The Financial Statements have been prepared in accordance with the generally accepted accounting principles in force in France applied on a consistent basis during the periods covered by the Financial Statements, except as otherwise indicated therein. Since the Financial Statements, no change or commitments to such effect, in any method of accounting or accounting practice and no reevaluation of any fixed asset or goodwill has occurred or been made.

         5.11 Absence of Significant Changes
              ------------------------------

              Except as set forth in SCHEDULE 5-11 or otherwise explicitly set forth herein or in the Annexes or Schedules hereto, since December 31, 1995 until the date hereof:

         (a) there has been no issuance of shares of stock of or equity interest in Talisman or in any Subsidiary and no contribution to the capital of Talisman or of any Subsidiary;

         (b) there has not been (i) any declaration or payment of dividend or other distribution of capital or income to shareholders in respect of shares of, or equity interest in, Talisman or any Subsidiary or (ii) any commitment to issue or sell any shares or equity interest in Talisman or any Subsidiary or
(iii) any commitment to grant any stock options or to redeem, purchase or otherwise acquire any shares of, or equity interest in, Talisman or any Subsidiary;

         (c) neither Talisman nor any of the Subsidiaries has engaged in any activity which has had or might reasonably be expected to have a material adverse effect on its financial condition, results of operations, business, property or assets;

         (d) there has not been any sale or disposition of any property or assets of Talisman or of any of the Subsidiaries; any cancellation of receivables, debts or claims of Talisman or of any Subsidiary; any sale, transfer or license of know-how, trade secrets, intellectual property rights or any other intangible assets; any lease of property by Talisman or any Subsidiary; in each case other than in the ordinary course of business, or any mortgage, pledge or encumbrance of any property or assets of Talisman or any of the Subsidiaries;

         (e)  there has not been any amendment of any Material Contract;

         (f) neither Talisman nor any of the Subsidiaries has (i) issued any guarantee relating to any indebtedness for borrowed money or (ii) incurred, other than in the ordinary course of business, any other indebtedness;

         (g) there has not been any damage, destruction or loss (whether or not covered by insurance) adversely affecting the assets, properties or business of Talisman or of any Subsidiary other than normal wear and tear;

         (h) there has not been any labor dispute adversely affecting Talisman or any of the Subsidiaries;

         (i) neither Talisman nor any of the Subsidiaries has paid or committed itself to pay to, or for the benefit of, any of its directors, managers, officers or employees any salary, wages or other compensation, other than at rates in effect on December 31, 1995;

         (j) there has not been any payment or contribution or obligation incurred by Talisman or any Subsidiary pursuant to any plan or contract providing for bonuses, pensions, deferred compensation, retirement payment, profit sharing or the like except for any payment or contribution incurred pursuant to any such plan or contract specified in Section 5.21;

         (k) neither Talisman nor any of the Subsidiaries has canceled or waived any claims or rights of substantial value;

         (1) neither Talisman nor any of the Subsidiaries has otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business;

         (m) there has been no material increase in the lease rates paid by either Talisman or any of the Subsidiaries in respect of any real property leased by Talisman or any such Subsidiary otherwise than in accordance with the terms of the relevant lease;

         (n) neither Talisman nor any of the Subsidiaries has been the subject of any judicial or liquidation proceeding except with respect to the "societe en participation" Dafsa-Quest which is being amicably liquidated by its partners; and

         (o) there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Talisman or any of the Subsidiaries.

         5.12 No Undisclosed Liabilities
              --------------------------

         (a) There is no material liability of Talisman or any Subsidiary with the exception of the liabilities (i) shown in the Financial Statements as of December 31, 1995, (ii) arising in the ordinary course of business since December 31, 1995, or (iii) disclosed in this Agreement or in any Annex or Schedule thereto.

         (b) Except as set forth in SCHEDULE 5.12(b), there are no off-balance sheet liabilities ("engagements hors bilan"), as such term is defined under French generally accepted accounting principles and which pursuant thereto should be reflected in the notes and annexes to the notes to the financial statements of Talisman or of the Subsidiaries.

         (c) Neither Talisman nor any of the Subsidiaries is a party to any "fronting transaction" ("operation de portage"), swap agreement, option agreement, any other financial forward agreement or has purchased or held any derivative or future instrument.

         5.13 Taxes - Labor Contributions
              ---------------------------

         (a) Talisman and each of the Subsidiaries has (i) timely filed or caused to be filed (either independently or on a consolidated or groupe basis) all tax returns, reports, schedules, declarations, and tax-related documents (including any income tax returns of any group of which it is or was a member) and any return, report, declaration or other document to be filed in connection with social security, labor regulations, social regulations of any nature whatsoever, and any return to be filed in connection with exchange control regulations (collectively, "TAX RETURNS") required to be filed until the Transfer Date with any jurisdiction to which it is or has been subject, and has timely paid or caused to be paid in full or has established adequate reserves for the payments of all taxes which are due and payable to any authorities for such periods, (ii) fully paid or accrued on its respective books an amount sufficient to pay all taxes in respect of the period from December 31, 1995 up to and including the Transfer Date which are not yet due and payable, (iii) made or caused to be made all withholdings of taxes required to be made, and such withholdings have either been paid to the appropriate government agency or set aside in accounts for such purpose, and (iv) otherwise satisfied, all legal requirements applicable with respect to all aforementioned obligations to all jurisdictions. All Tax Returns filed or caused to be filed by or in respect of Talisman or any Subsidiary either individually or on a consolidated or group basis correctly reflect in all material respects the income, expenses, deductions, allowances, credits, loss carryovers, and taxes due in respect of Talisman and each Subsidiary, and are otherwise accurate and complete in all material respects. Neither Talisman nor any of the Subsidiaries has any liability whether directly, as a transferee, or as a member of a group having another company as its parent for taxes for any period up to and including the Transfer Date in excess of the amounts paid, accrued or reserved on the books and records of Talisman or of the relevant Subsidiary.

         (b) Talisman is a party to a tax group, set up on December 22, 1993 as set forth in SCHEDULE 5.13 (b).

         (c) Except as set forth in SCHEDULE 5.13 (c), there is no actual or proposed material additional tax assessment, reduction in tax loss carry forward or disallowance of any exemption, deduction or recovery made with respect to Talisman or any Subsidiary for any fiscal year for which there has not been an accrual in the Financial Statements of Talisman or any such Subsidiary.

         (d) Except as set forth in SCHEDULE 5.13(d), Talisman and the Subsidiaries have not executed or filed with any domestic or foreign taxing or social security or labor authority any agreement extending the period of assessment or collection of any taxes.

         (e) Talisman or any of the Subsidiaries has not recovered taxes to which it was not entitled.

         (f) A tax group has been validly set up on December 22, 1992, among Talisman and Groupe DAFSA; such tax group is in effect as at the Transfer Date.
SCHEDULE 5.13(f) sets forth all the tax losses of Talisman, as holding company of the tax group, and the periods during which any such tax losses may be carried forward under currently applicable laws and regulations.

         (g) For purposes of this Section 5.13, "tax" and "taxes" shall include all income, gross receipts, franchise, excise, transfer, severance, value added, sales, use, wage, payroll, workmen's compensation, employment, occupation, and real and personal property taxes and social security, unemployment and other social contribution of any nature whatsoever; taxes measured by or imposed on capital or turnover; levies, imposts, duties, custom duties, licenses, and legislation fees; other taxes imposed by any state, municipal, local or other governmental authority or agency, including assessments in the nature of taxes; and including, without limitation, interest, penalties, fines, assessments and deficiencies relating to any tax or taxes.

         (h) It is expressly agreed by the parties to this Agreement that no disclosure made by the Seller in this Agreement, including in SCHEDULES 5.13
(b), (c), (d) and (f) attached hereto, shall in any way release the Seller of its obligations to indemnify the Buyer under Section VIII hereof in connection with any fact, action, omission, any tax assessment, reduction in tax loss carry forward (to the extent that, with respect to tax loss carry forward of Talisman, the aggregate amount of the remaining tax loss carry forward is below USD 5,500,000 times the Exchange Rate), and any disallowance of any exemption referred to in this Section 5.13.

         5.14 Litigation
              ----------

              SCHEDULE 5-14 sets forth a complete list of all suits, arbitrations or proceedings (Court proceedings or other proceedings, including administrative proceedings or governmental investigations) pending or, to the best knowledge of the Seller, after having completed all due inquiry, threatened against (i) the Seller with respect to the transactions contemplated hereunder or (ii) Talisman or any Subsidiary. To the best knowledge of the Seller after having completed all due inquiry, no event has occurred or exists which could give rise to any such action, proceeding or investigation. It is expressly agreed by the parties to this Agreement that no disclosure made by the Seller in this Agreement, including in SCHEDULE 5.14 attached hereto, shall in any way release the Seller from its obligation to indemnify the Buyer under Section VIII hereunder in connection with any suit, arbitration or proceedings referred to in this Section 5.14.

         5.15 Inventories
              -----------

              All inventories, raw materials, work in process, parts and finished goods (hereinafter referred to as "INVENTORIES") of Talisman and the Subsidiaries shown on their balance sheet at December 31, 1995 and on the books of Talisman and the Subsidiaries at the date hereof and on the Transfer Date, consist of usable items which, subject to the provisions of the following sentence, as to quality and quantity, are saleable in the ordinary course of business and represent all of the inventories of Talisman and the Subsidiaries on such dates. The value of obsolete materials and materials below standard quality has been written down to realizable market value or adequate reserves have been provided therefore, in accordance [with the accounting principles described in SCHEDULE 5.10]. Inventories are in a normal and adequate quantity with regard to the business of Talisman and Subsidiaries and to past levels of inventories of Talisman and Subsidiaries for a similar level of activity, as such levels of inventories are set forth in the Financial Statements and financial statements of such companies for fiscal years prior to 1995.

                     BUSINESS REPRESENTATIONS AND WARRANTIES

         5.16 Assets
              ------

         (a)  Owned Land and Buildings

              Talisman and each Subsidiary does not own any real property, building or other structure or fixture permanently attached thereon or thereto, except the computer network in so far as it can be characterized as such fixture permanently attached thereon.

         (b)  Machinery and Equipment

              Talisman and each Subsidiary has good and marketable title to or leases all machinery, equipments, vehicles, furniture and tools and any related capitalized items and all tangible property material to the business of Talisman and each such Subsidiary (all of the foregoing being hereinafter sometimes collectively referred to as "TANGIBLE PROPERTY") necessary for the conduct of its business. All such Tangible Property has been maintained in good repair, subject to normal wear and tear, and is in satisfactory operating condition without present need for repair or replacement outside the ordinary course of business and is operated in conformity with all material applicable laws and regulations. There is no default under any lease relating to any such leased equipment.

         5.17 Material Contracts
              ------------------

              SCHEDULE 5-17 hereto includes a complete list as of the date hereof of all Material Contracts pertaining to any of the Section 5.17 (a) through (m), identifying:

         (a) Any partnership, joint venture, shareholders' agreement or similar agreement to which Talisman or any of the Subsidiaries is a party;

         (b) Any contract or agreement under which Talisman or any of the Subsidiaries makes or receives payments in excess of 100,000 Francs (or the countervalue thereof in the relevant currency) during the current fiscal year;

         (c) Any other contract or agreement entered into between Talisman or any Subsidiary, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand;

         (d) Any loan by or to Talisman or any of the Subsidiaries, credit or overdraft facility, guarantee or other agreement with respect to indebtedness or money borrowed for an amount in excess of ten thousand French Francs (FF 10,000) or the countervalue thereof in the relevant currency or commitment relating to the making of any loan, credit, overdraft facility or guarantee (other than standard terms of payment of trade indebtedness incurred in the ordinary course of business of Talisman or the Subsidiaries);

         (e) Any written agreement to which Talisman or any of the Subsidiaries is a party and which, as a direct result of the performance or consummation of the transactions contemplated by this Agreement, may be terminated, accelerated or subject to any other changes to the rights and obligations of Talisman or any Subsidiary in accordance with its specific terms;

         (f) Any contract or agreement containing a covenant by Talisman or any of the Subsidiaries not to compete in any line of business or with any Person or otherwise restricting the type of business which may be conducted by Talisman or the Subsidiaries;

         (g) Any secrecy, trade secrets, confidentiality or similar agreement to which Talisman or any of the Subsidiaries is a party;

         (h) Any collective bargaining or trade union agreement to which Talisman or any of the Subsidiaries is a party or by which any of them is bound;

         (i) Any material management service, consulting or any other similar type contract to which Talisman or any Subsidiary is a party;

         (j) Any lease pursuant to which Talisman or any of the Subsidiaries leases either real, personal property or intangible assets from or to third parties and which involves annual rental payment in excess of FRF 100,000 or the countervalue thereof in the relevant currency;

         (k)  Any financial lease, any sale/lease back transaction;

         (1) Any agreement, contract or commitment not entered into in the ordinary course of business to which Talisman or any Subsidiary is a party; and

         (m) any contract or agreement with a customer or a supplier of Talisman and/or the Subsidiaries.

              (Such agreements, contracts, or understandings shall be collectively referred to hereafter as the "MATERIAL CONTRACTS").

              Except as otherwise provided for in SCHEDULE 5.17, each Material Contract is in full force and effect and there is no default or event of default or event, occurrence, condition or act (including the execution and consummation of this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition would become a default or event of default thereunder or allow termination thereof. Neither Talisman nor any of the Subsidiaries has violated any of the terms or conditions of any Material Contract and to the best knowledge, information and belief of the Seller, after having completed all due inquiry, all the covenants to be performed by any other party thereto has been fully performed.

         5.18 Leases
              ------

              SCHEDULE 5-18 sets forth an accurate list (specifying the date, duration and rental payments of the lease agreement, the nature of the assets or premises leased and the name of the lessor and lessee) of:

         (a) all leases under which Talisman or any of the Subsidiaries is a lessee or a lessor of premises,

         (b) all leases pursuant to which Talisman or any of the Subsidiaries leases personal property, or intangible assets, from or to third parties and which involve annual rental payments in excess of FRF 20,000 or the countervalue thereof in the relevant currency.

              All rents due pursuant to the leases mentioned in SCHEDULE 5-18 have been paid, except where being contested in good faith as set forth in
SCHEDULE 5-18. Neither Talisman nor any of the Subsidiaries (i) has violated any of the material terms or conditions under any such lease, (ii) has taken any action which could result, directly or indirectly, in an increase of the applicable rent, and all the material covenants to be performed by any other party under any such lease have been fully performed. In each case, the lessee has been in peaceable possession of the rented property since the commencement of the original term of such lease and is not in default thereunder. In each case the premises and the use thereof comply in all material respects with all laws and regulations applicable to the type of activity carried on therein, including but not limited to, zoning, environment and security.

              All of the leases mentioned in (a) and (b) above are valid, binding and enforceable against the parties thereto in accordance with their terms, and are in full force and effect.

         Talisman and each of the Subsidiaries has complied with all its obligations as lessor or lessee under any lease which is terminated as of the date hereof and has no liability, contingent or otherwise, in connection therewith.

         Except as set forth in Schedule 5.18, any deposit made by Talisman and the Subsidiaries, as lessee, under any lease which is terminated as of the date hereof has been fully repaid to Talisman and the Subsidiaries, or shall be fully repaid to Talisman and the Subsidiaries within the time period set forth in the relevant agreement between the lessee and the lessor, and no third party has any right to any such deposit.

         5.19 Insurance
              ---------

              SCHEDULE 5-19 contains the list of material insurance policies maintained by Talisman and each of the Subsidiaries with respect to their businesses, properties, assets and employees, indicating their renewal dates. Such policies are valid and will be in effect without further payment of any premium until a date not earlier than December 31, 1996.

              There has been no lapse or cancellation of coverage as a result of any default of payment of any premium or otherwise with respect to such policies covering the period extending up to the date mentioned in SCHEDULE 5-19 and no notice of cancellation or termination has been received with respect to any such policy.

              Such policies, with respect to their amount and types of coverage, are adequate to insure fully against risks to which Talisman and the Subsidiaries and their properties and assets are exposed in the operation of their respective business.

              Since December 31, 1995, there has not been any material adverse change in Talisman or any of the Subsidiaries relationships with its insurers or in the premiums payable pursuant to such policies. None of the transactions contemplated in this Agreement would permit the insurers to deny or avoid coverage under such policies. The Seller, after having completed due and careful inquiry, has no knowledge of any state of facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim not fully covered by the policies referred to in SCHEDULE 5-19.

         5.20 Labor matters
              -------------

              Except as set forth in SCHEDULE 5-20, there are no agreements or arrangements with any present or former directors, managers (including any "gerant", whether or not such gerant is an employee ("salarie")), employees, salesmen, consultants or agents that are not in the ordinary course of business of Talisman or any of the Subsidiaries. Except as set forth in Schedule 5-20, there is no such director, manager, employee, salesman, consultant or agent:

              (i) whose termination would require payment by Talisman or any Subsidiary of an amount exceeding that provided by law or by the applicable collective bargaining agreement;

              (ii) who has an employment contract or other agreement entitling him to an annual salary or other compensation in excess of two hundred thousand French francs (FRF 200,000), or the countervalue thereof in the relevant currency or whose compensation or other benefits are based on the results of Talisman or any Subsidiary;

              (iii) who has the right to employment benefits or rights or pension or other retirement benefits exceeding those provided by law or the applicable collective bargaining agreement; or

              (iv) who owes Talisman or any Subsidiary any amount with regard to outstanding loans or advances extended to such person.

              Talisman and each of the Subsidiaries:

              (w) is in compliance with all applicable laws, rules and regulations relating to wages, hours, labor regulations (including work conditions and safety regulations) and collective bargaining agreements;

              (x) has complied in all respects with its payment obligations under any applicable program of workmen's compensation, unemployment, redundancy, termination or social security or indemnity insurance required by any law, the applicable collective bargaining agreement, or any agreement set forth in SCHEDULE 5-21;

              (Y) has complied with the payment of and has withheld all amounts required by applicable law or agreement to be withheld from the wages or salaries of its employees, managers or directors and is not liable for any arrears of wages or any penalties for failure to comply with any of the foregoing; and

              (z) except as set forth in Schedule 5.14, has made proper provisions in its accounts against any and all obligations in relation to the past or present services or benefits of any present or former director, manager, employee, salesman, consultant or agent, and the aggregate of all such provisions are indicated in the Financial Statements.

              SCHEDULE 5-20 sets forth a list of the directors, managers, employees, salesman, consultant or agent, employed by Talisman and each Subsidiary and the employment agreement together with any other agreement providing for any additional compensation of the three principal managers of Talisman and each Subsidiary. Except as set forth in SCHEDULE 5-20, Talisman and each Subsidiary has not at any time since January 1, 1993 had, nor, to the knowledge of the Seller, is there now threatened, a strike, work stoppage, work slowdown, or other labor trouble that had or may have a material adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Talisman or any Subsidiary. SCHEDULE 5-20 lists all collective bargaining agreements applicable to Talisman and each Subsidiary enforceable between or adopted by, Talisman or any Subsidiary and any trade union or other body representing its employees.

         5.21 Benefit Plans
              -------------

              Except for the pension arrangements described in SCHEDULE 5-21, for the compulsory provisions of the social security regime and for the compulsory profit sharing, pensions or benefits resulting from applicable labor laws or collective bargaining agreements, neither Talisman nor any of the Subsidiaries has any bonus, retirement, supplementary insurance, profit sharing, growth sharing, company savings plan, retirement bonus, stock purchase or stock option, bonus share or employee funds (FONDS SALARIAUX) for the benefit of its employees (hereinafter collectively the "BENEFIT PLANS"). Except as set forth in
SCHEDULE 5.21, all Benefit Plans are fully paid up or fully funded, or adequate provisions for all liabilities or obligations of Talisman and of any of the Subsidiaries thereunder in respect of or relating to any period or portion thereof ending on or before December 31, 1995, have been made in the Financial Statements.

         5.22 Proxies - Bank Accounts
              -----------------------

              SCHEDULE 5-22 contains an accurate and complete list of all individuals who received from Talisman or any of the Subsidiaries a general or specific proxy and of all individuals having bank signing powers for the accounts of Talisman or any of the Subsidiaries along with, in the latter case, the name of the bank or financial institution with which such proxy or mandate was filed. A description of the bank accounts of Talisman and each of Subsidiaries is set forth in SCHEDULE 5-22.

         5.23 No Bankruptcy
              -------------

              Neither Talisman nor any of the Subsidiaries is in a state of not meeting payments when they become due ("cessation de paiements") or the subject of any judicial or amicable procedure of bankruptcy, insolvency, receiverships, reorganization, winding up or liquidation proceedings, or is subject to any judicial or administrative proceedings to such effect[, except as indicated in
Section 5.11 (n) hereof.]

         5.24 Patents, Marks, Commercial Names and Copyrights
              -----------------------------------------------

         (a) SCHEDULE 5.24 (a) sets forth a complete and accurate list of (i) all patents, including all reissues, reexaminations, continuations, continuations-in-part and divisions thereof, all trademarks, service marks, and designs, and all copyrights that, in the case of each of the foregoing items described in this Clause (i), have been issued to or registered by Talisman or any of the Subsidiaries; (ii) all pending patent applications and all pending trademark, service mark and design applications and all pending applications for the registration of copyrights in each case filed by or on behalf of the Company or any Subsidiary; and (iii) all material unregistered trademarks, service marks, trade names, service names, design rights, topography rights, logos and assumed names which are owned by Talisman or any of the Subsidiaries. SCHEDULE
5.24 (a) also identifies each material license or similar material agreement entered into by Talisman or any of the Subsidiaries, with respect to any Intellectual Property (as hereinafter defined).

         (b) Except as disclosed in SCHEDULE 5.24 (b), Talisman or any of the Subsidiaries (i) is the sole and exclusive owner of the Intellectual Property described in Sub-Clause 5.24 (a) and listed in SCHEDULE 5.24 (a); and (ii) is listed in the records of the appropriate agency as the sole and exclusive owner of record for each registration and grant listed in SCHEDULE 5.24 (a). All registration and maintenance fees that have become due and payable to any governmental agency in respect of any Intellectual Property owned by Talisman or any of the Subsidiaries and for which a patent or registration has been issued, have been paid, and no act has been done or omitted to be done by Talisman or any of the Subsidiaries or, to the knowledge of Seller, any licensee, distributor, sublicensee, or sub-distributor thereof, to impair or dedicate to the public or entitle any governmental authority to cancel, forfeit, modify or hold abandoned any of such Intellectual Property so owned by Talisman or any of the Subsidiaries and listed in SCHEDULE 5.24 (a) and to the knowledge of Seller, all such Intellectual Property so owned and listed is valid and enforceable.

         (c) Except as set forth in SCHEDULE 5.24 (c): (i) there are no pending or, to Seller's knowledge, threatened suits, claims, oppositions or other challenges by any person against the ownership by Talisman or any of the Subsidiaries or the use or prospective use by Talisman and the Subsidiaries of any of the Intellectual Property owned or used by it; (ii) Talisman and the Subsidiaries are in material compliance with the terms of all licenses, leases or other agreements under which the right to use any of the Intellectual Property listed in SCHEDULES 5.24 (a) AND 5.24 (e) arose or pursuant to which Talisman or any of the Subsidiaries licenses or otherwise distributes such Intellectual Property to any third party; and (iii) the use of any Intellectual Property by Talisman or any of the Subsidiaries in connection with the conduct of the business of Talisman or any of the Subsidiaries as currently conducted does not infringe upon or otherwise violate any right of any third party.

         (d) Talisman and each of the Subsidiaries owns or is licensed or otherwise has the right to use, all Intellectual Property used by it in, or necessary for it to conduct, its businesses as currently conducted, free and clear of all Encumbrances, including without limitation (i) any computer programs, and (ii) any user manuals, technical manuals, or other documentation, or any advertisements or other materials, related to such Intellectual Property, which are offered or made available to Talisman's or any of the Subsidiaries' customers by Talisman or any of the Subsidiaries, and any such licenses or rights will remain unaffected by the execution and performance of this Agreement.

         (e) SCHEDULE 5.24 (e): (i) lists all of the material computer programs (except off-the-shelf software programs and computer programs, but not databases, of Talisman or any of the Subsidiaries, and databases which are owned, licensed, leased or otherwise used by Talisman or any of the Subsidiaries, in connection with the operation of their businesses as currently or planned to be conducted; (ii) identifies which is owned, licensed, leased or otherwise used, as the case may be, and by which of Talisman or any of the Subsidiaries; and (iii) identifies all material agreements relating to such licensing or leasing, the parties thereto and the date thereof.

         (f) Except as disclosed in SCHEDULE 5.24 (f), the computer programs used in or necessary for the conduct of the business of Talisman and the Subsidiaries as currently conducted (including without limitation the data, articles and other content included therein) are (i) currently in the public domain or otherwise available to Talisman and the Subsidiaries without the approval or consent of any third party, or (iii) included in such database or computer program or system pursuant to rights granted to Talisman or any of the Subsidiaries so including the same pursuant to a written license or lease or other consent from a third party.

         (g) Except as disclosed in SCHEDULE 5.24 (g), Talisman and each Subsidiary, with respect to all computer programs owned by it, has taken or caused to be taken reasonable steps to obtain and retain valid and enforceable Intellectual Property rights therein. Except as disclosed in SCHEDULE 5.24 (g), Talisman and each of the Subsidiaries have taken all security measures necessary to protect the secrecy and confidentiality of all trade secrets, know-how and other confidential information material to the conduct of the business of Talisman and the Subsidiaries.

         (h)  The material computer programs listed in SCHEDULE 5.24
(e) as owned by Talisman or a Subsidiary (i) function in all material respects reasonably in accordance with the specifications therefor published by Talisman or any Subsidiary; (ii) provide in all material respects all of the functionality, features and content described in any user manuals, technical manuals, and any other documentation related thereto published by Talisman or any Subsidiary or in any advertisements or other materials therefor made available to Talisman's or any Subsidiary's customers by Talisman or any Subsidiary, subject, in the case of Clause (i) and (ii) of this Section 5.24
(h), to errors and bugs that arise and are corrected in the normal course of Talisman's or any Subsidiary's business; and (iii) to Seller's knowledge, do not contain any Subsidiary or employees thereof that are intended to cause harm, disable or permit unauthorized access, to software, hardware, or date.

         (i) To the best of Seller's knowledge, the material computer programs listed in SCHEDULE 5.24 (e) which are not owned by Talisman or a Subsidiary but which are used in the conduct of the business of Talisman or any Subsidiary as currently conducted do not contain any software routines introduced by Talisman or any Subsidiary or any employees thereof that are intended to cause harm, disable, or permit unauthorized access, to software, hardware, or data, and Talisman and the Subsidiaries have taken reasonable procedures to identify any such software routines introduced before the initial use by Talisman or any Subsidiary.

         (j) No agreement referred to in SCHEDULES 5.24 (a) AND 5.24 (e) pursuant to which Talisman or any of the Subsidiaries has granted any right to use any Intellectual Property conveys to any party other than Talisman or any of the Subsidiaries any property or ownership right in or over any of such right, interest, title in Intellectual Property, and each such party thereunder (other than Talisman or any of the Subsidiaries) has under any such agreement only the right to use such right, interest, title in Intellectual Property under normal commercial terms.

         (k) "Intellectual Property" means domestic and foreign patents, patent applications, registered and unregistered trade marks and service marks, registered and unregistered copyrights, computer programs, data bases, trade secrets and proprietary information.

         5.25 No Security Interests
              ---------------------

              Except as set forth in SCHEDULE 5-25, neither Talisman nor any Subsidiary has granted to any third parties any pledge, lien, mortgage, assignment, other security interest or Encumbrance in any of its assets (whether tangible or intangible) or businesses.

         5.26 Receivables
              -----------

         (a) Except as set forth in SCHEDULE 5-26, all receivables reflected on the Financial Statements are adequately reserved against for bad debts and have been collected in full as of the date of signature of this Agreement, to the extent their face value exceeds the accruals for doubtful account with respect thereto in the Financial Statements.

         (b) All receivables owing to Talisman and any of the Subsidiaries since December 31, 1995 have arisen in the ordinary course of business of Talisman and the Subsidiaries, are (to the best of Seller's knowledge) legal, valid and binding obligations, collectible in full in the ordinary course of business of Talisman and the Subsidiaries to the extent that the face value of the aggregate of such receivables exceeds the reserves for doubtful accounts with respect thereto provided for in the books and records of Talisman and the Subsidiaries, which reserves do not exceed in the aggregate the reserves for doubtful accounts shown in the Financial Statements as at December 31, 1995.

         5.27 Customer Relations
              ------------------

              No single supplier or customer is materially important to the business of Talisman or any Subsidiary. As of the date thereof, the Seller has no knowledge or reason to believe, after having completed all due inquiry, that any current substantial customer, supplier, licensor or agent of Talisman or any Subsidiary would substantially reduce trade or materially change its relationship with Talisman or any Subsidiary.

         5.28 Subsidy, Aid and Tax Benefits
              -----------------------------

              Talisman and each Subsidiary is in full compliance with, and has not breached nor violated, any representation, condition or undertaking made by it in regard to any subsidy, aid, tax benefit, grant program, loan at preferential rate, special contract or lease and the like made available to Talisman or each such Subsidiary by a governmental agency, administration or local or regional development authority. Neither this

Agreement nor any transaction contemplated herein will result in any cancellation, limitation or reduction of any such benefit or advantage or require any accelerated repayment of, any reapplication for or reissuance of, or any posting of additional security for the maintenance of, any such benefit or advantage for Talisman or any Subsidiary.

         5.29 Environmental Matters
              ---------------------

              Talisman and each of the Subsidiaries is conducting and has been conducting its business in compliance with all applicable environmental laws and regulations.

         5.30 No Claim by the Seller
              ----------------------

              On the Transfer Date, neither the Seller nor any Affiliate, officer, director or shareholder of the Seller will have any claim, contingent or otherwise, against Talisman or any Subsidiary or any officer or director thereof, including in connection with the transactions contemplated in this Agreement.

              No executive employee or manager whether employed by Talisman or by any of the Subsidiaries or seconded to it has any claim against Talisman or the Subsidiaries.

         5.31 Contingent Liabilities
              ----------------------

              The list of Contingent Liabilities set forth in ANNEX A is complete and accurate and each amount set forth in such list in respect of a Contingent Liability is sufficient to fully cover such Contingent Liability.

         5.32 Loans
              -----

              (a) The list of Loans set forth in ANNEX D is complete and accurate and sets forth all the liabilities for borrowed money of Talisman, Groupe DAFSA and the Subsidiaries, to the exception of (i) the Bridge Loan, (ii) any financing granted by Societe Generale to Groupe Dafsa pursuant to a general Dailly law assignment of receivables dated as of April 20, 1994, and (iii) any financing granted by societe Generale to Dafsa Edition pursuant to a factoring agreement dated as of December 11, 1995;

              (b) To the exception of the Bridge Loan, Talisman, Groupe DAFSA and the Subsidiaries have no liability towards the Seller or any Affiliate of the Seller (other than Talisman, Groupe DAFSA and the Subsidiary) which are not completely and accurately set forth in ANNEX D;

              (c) TMI has validly waived all its rights to be repaid a portion of its Loan to Talisman in the principal amount of two million five hundred ninety five thousand Francs (FRF 2,595,000), reducing the remaining amount outstanding under such Loan to eighteen million six hundred sixty six thousand one hundred and fifty Francs (FRF 18,666,150);

              (d) Mr. Olivier ROUX has validly waived all his rights to be repaid a portion of his Loan to Groupe DAFSA in the principal amount of one million two hundred ninety seven thousand five hundred Francs (FRF 1,297,500), reducing the remaining amount outstanding under such Loan to two hundred eighty nine thousand five hundred and fifty Francs (FRF 289,550);

              (e) The Bridge Loan has been used by Talisman and the Subsidiaries for day to day cashflow requirements, and no penalty applies to the early repayment thereof; and

              (f) All promissory notes executed by Talisman and Groupe Dafsa in connection with the Loans are held by the Seller and the Affiliate thereof and have not been transmitted, in any manner whatsoever to any third party, and will be delivered by the Seller to the Buyer on the Transfer Date, and Talisman and its Subsidiaries have not issued any promissory note in favor of the Seller or any Affiliate thereof which is not delivered by the Seller to the Buyer on the Transfer Date.

         5.33 Extel
              -----

              Talisman and the Subsidiaries have no liability to Extel Financial Limited or any Affiliate thereof, whether existing, potential, contingent, or otherwise resulting from the agreements entered into on July 1, 1993 and in 1993 between Dafsa Entreprise S.A.and Extel Financial Limited other than a fee payment in the aggregate amount of up to FRF 935,000 (excluding VAT). Subject to the payment to Extel Financial Limited by Groupe DAFSA of an amount not to exceed FRF 935,000, (i) Talisman and the Subsidiaries are not bound to Extel Financial Limited, or any Affiliate thereof, by any non-competition commitment of whatever nature and duration, and (ii) there is no agreement in effect between Talisman or any of the Subsidiaries on the one hand and Extel Financial Limited or any Affiliate thereof on the other hand.

         5.34 SAFE Litigations - restructuring costs

              a) All liabilities of Talisman and the Subsidiaries, contingent or otherwise arising out or in connection with any of the SAFE Litigations or any restructuring costs referred to in Section III.2 of the Agreement entered into on September 4, 1995 among Banque Paribas, Credit du Nord, Groupe Dafsa and Associes en

              Finance, (hereafter the "BANQUE PARIBAS AGREEMENT") are and will continue after the Transfer Date to be finally fully supported by Banque Paribas, and Talisman and the Subsidiaries will incur no cost, expense, damage and prejudice in connection with any of the SAFE Litigations and the restructuring costs referred to hereinabove. Groupe Dafsa has complied with all its obligations under the Banque Paribas Agreement, and in particular with all its obligations, as set forth in Section III.2 thereof.

         b) The special account referred to in article I.l.1 of the Banque Paribas Agreement has been settled by agreement dated April 16, 1996 entered into between Banque Paribas and Groupe DAFSA and there is no liability of Groupe Dafsa to Banque Paribas in connection with such special account. All the proceeds of such special account have been used in compliance with the provisions of the Banque Paribas Agreement. The settlement of such special account does not operate as a discharge of Banque Paribas to fully support any costs and expenses related to the SAFE Litigations and restructuring costs referred to in Paragraph 5.34 (a) above.

         5.35 No Material Misstatements
              -------------------------

              No statement, representation or warranty by the Seller made in this Agreement or in any Annex, Schedule or other agreements entered into in connection herewith is misleading or omits to state any material fact necessary to make such statement, representation or warranty not misleading. Except as otherwise expressly stated in this Section 5 or in any representation or warranty by reference to a Schedule hereto, no representation or warranty set forth herein is or shall be deemed to be qualified or otherwise limited in any respect by any document or other writing or by any information delivered or otherwise furnished to the Buyer or to any person, whether by or on behalf of the Seller or their accountants or otherwise, whether orally or in writing, or of which the Buyer may, does or should have notice or knowledge.

SECTION VI -  REPRESENTATIONS AND WARRANTIES OF THE BUYER
- ----------    -------------------------------------------

              The Buyer represents and warrants to the Seller as follows:

         6.1  Incorporation and share capital of the Buyer
              --------------------------------------------

              The Buyer is a Limited liability company incorporated in France, whose registered office is located at 25 avenue Marceau, registered with the Registry of Commerce and Companies of Paris under number B 388 549 800. The Buyer is duly incorporated and validly existing under the laws of the State of France and has the full power and authority to own its assets and conduct its business as now being conducted. The Buyer has full power and authority to enter into this Agreement and the other agreements, documents and instruments to be executed pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby.

         6.2  Authorization - Competence
              --------------------------

              The Board of Directors of the Buyer has duly authorized the execution by the Buyer of this Agreement and of all agreements, documents and instruments referred to in this Agreement, as well as the performance by the Buyer of all transactions contemplated hereby or thereby. Subject to the provisions of Section 6.3 hereof, no further proceeding, action or consent on the part of the Buyer, or any other corporate body of the Buyer is necessary to authorize this Agreement or the other agreements, documents or instruments executed by the Buyer pursuant hereto or to consummate the transactions contemplated hereby or thereby.

         6.3  Government Authorizations
              -------------------------

              Except for the filing with the Treasury Department of the French Ministry of Economy and Finance, the execution and performance by the Buyer of this Agreement or any other agreement contemplated hereby shall not require any consent, approval or authorization of a government or regulatory authority to be obtained by the Buyer, nor any filing with any such authority to be made by the Buyer, except for any filing with the tax authorities for the purposes of the registration of such agreements.

         6.4  Other Agreements
              ----------------

              Neither the execution of this Agreement, nor the performance nor the consummation of the transactions contemplated by this Agreement shall cause any violation or default in the performance of any of the provisions of the by-laws or Articles of Incorporation of the Buyer of any contract or agreement, any decision, judgment or arbitration sentence binding the Buyer.

         6.5  No Finders
              ----------

              The Buyer has not used the services of, or entered into any agreement with, any broker, agent or finder in connection with this Agreement or the transactions contemplated hereby which could result in a payment obligation on the part of the Seller.

SECTION VII - ACTIVITIES PRIOR TO THE CLOSING
- -----------   -------------------------------

         7.1  Access
              ------

              Between the date hereof and the Closing, the Seller shall cause Talisman and the Subsidiaries and executives of Talisman and the Subsidiaries to give to the Buyer and their counsels, accountants and other representatives full and free access, during normal business hours, to review and photocopy all of the properties, books, files, contracts, tax returns, commitments and records and documents of Talisman and of the Subsidiaries and to furnish the Buyer with all such information concerning the affairs of Talisman and the Subsidiaries as the Buyer may reasonably request.

         7.2  Government Filings
              ------------------

         (a) The Buyer shall file upon the signing of this Agreement with to the Treasury Department of the French Ministry of Economy and Finance a statement with respect to the transaction contemplated by this Agreement in accordance with Law n[degree symbol] 66-1008 of December 28, 1966, as modified.

         (b) The parties to this Agreement shall cooperate in connection with all actions to be taken to make such filing.

         7.3  Conduct of the Business of Talisman and the Subsidiaries
              --------------------------------------------------------

              Unless the Seller obtains the prior written consent of the Buyer, or except as specifically provided otherwise herein, from the date hereof and until the Transfer Date, the Seller shall cause Talisman and each of the
Subsidiaries:

         (a) not to take or permit to be taken any action which would cause any of the representations or warranties set forth herein to be untrue in any material respect;

         (b) to proceed with its management in the ordinary course of business and not to take or permit to be taken any action which would be contrary to or in breach of any of the terms of this Agreement, to preserve its present business intact, keep available the services of its present executive personnel, preserve its relationships with customers, merchants, suppliers and all other persons having business dealings with Talisman or any of the Subsidiaries, and to cooperate with and assist the Buyer in preparing for the transfer of ownership of Talisman and the Subsidiaries to the Buyer;

         (c) to refrain from granting any Encumbrance or servitude, on its material assets;

         (d) to refrain from making any increase in the remuneration of its officers, directors, or salaried employees (except as required by law or by any applicable company agreement in effect as at the date hereof or collective bargaining agreement) or any increase in any contribution to any Benefit Plans, or creating new Benefit Plans, made available to them;

         (e) to refrain from purchasing, selling or transferring any material assets, tangible or intangible, or releasing any claim;

         (f) to maintain its books, accounts and records in the usual and ordinary manner, consistent with past practices;

         (g) to comply in all material respects with all national, regional, departmental, local and other governmental (domestic or foreign) laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority or body applicable to Talisman or any of the Subsidiaries, their property and assets or to the conduct of their business, and to perform their obligations under all material contracts, agreements, franchises, licenses, permits, instruments or undertakings or otherwise without any material default;

         (h) not to amend its by-laws or other applicable documents and not to merge or consolidate with, or sell or otherwise transfer, or grant any option to purchase, any material assets to, any other Person or change the character of its business.

         (i) not to modify the number of shares of Talisman and the Subsidiaries issued and outstanding (whether by purchase, redemption, issuance of additional shares or otherwise), nor encumber, transfer to any party any shares of Talisman or of any of the Subsidiaries, nor grant any option, warrant or any other right to purchase or to convert any obligation into such shares, nor make any loan or advance to any Person (other than in the ordinary course of business) or pay dividend or other distribution or payment in respect of its capital stock, or enter into any voting trust or other arrangement with respect to the voting rights attached to the shares of Talisman or any of the Subsidiaries;

         (j) not to solicit offers from third parties with respect to the acquisition, assignment, transfer, encumbrance or other disposition of any shares of Talisman or any of the Subsidiaries;

         (k) not to enter into any written employment agreement or agreement with any salesman or sales agent or franchise agreement, distributorship agreement or other contract or arrangement with respect to the performance of services (i) the termination of which is prohibited or limited by any law, rule or regulation or (ii) which cannot be terminated by its terms by Talisman or any of the Subsidiaries at any time on not more than ninety (90) days' prior notice and without monetary penalty;

         (1) not to incur or assume any debt, obligation or liability (except a debt, obligation or liability arising in the ordinary course of business) and not use or apply cash presently in banks or on hand or on deposit or otherwise available for the repayment of outstanding loans, except as required by any existing credit arrangement or by the ordinary course of dealing with such banks or as provided herein;

         (m) not to modify or change any existing right, franchise, concession, license, patent, patent application, trademark, service marks, trademark application, tradename, copyright, or copyright application, or any other proprietary right except for modifications or changes in the ordinary course of business or as otherwise provided herein;

         (n) not to enter into any contract, commitment or understanding, the existence of which would be required to be referred to in any Annex or Schedule hereto if such contract, commitment or understanding were in existence on the date hereof, or enter into any material modification to any contract, commitment or understanding referred to in any Annex or Schedule hereto, or commit to any investment program involving major expenditures;

         (o) to maintain all of its material property in customary repair, order and condition, reasonable wear and tear excepted; and

         (p) to make no payment to, nor advance or lend any money to, nor otherwise permit the creation of any indebtedness from, the Seller, any Affiliate of the Seller, except for trade receivables incurred in the ordinary course of business.

         7.4  Other Actions
              -------------

              The Seller shall take all actions necessary to satisfy all the conditions set forth in Section III hereunder.

              The Buyer shall take all actions necessary to satisfy all the conditions set forth in Section IV hereunder.

         7.5  Intergroup Agreements
              ---------------------

              The Seller shall cause all of the contracts and agreements currently in force between the Seller or Affiliates thereof (other than Talisman and the Subsidiaries) on the one hand and Talisman or any of the Subsidiaries, on the other hand (other than contracts listed in ANNEX F), to be terminated effective on the Transfer Date without any penalty or termination indemnity to be paid by Talisman or any of the Subsidiaries. All amounts due pursuant to these contracts and agreements (including any outstanding amount due under any loan or cash facility) by Talisman or the Subsidiaries to the Seller or by the Seller or Affiliate thereof to Talisman and the Subsidiaries shall, on the

Transfer Date, become immediately due and payable and shall be paid. All such amounts are listed on ANNEX F hereto.

         7.6  Waiver of Call Options
              ----------------------

              The Seller covenants that on or prior to the Transfer Date, the Seller shall have caused Groupe DAFSA to obtain and deliver to the Buyer written irrevocable waivers executed by a duly authorized representatives of Banque Paribas (a company registered with the Registry of Commerce and Companies of Paris under number B 662 047 885) and Associes en Finance (a company registered with the Registry of Commerce and Companies of Paris under number B 394 630 867) pursuant to which each such company irrevocably waives and cancels its rights to purchase or be transferred any Subscription Right and more generally, any other right, to be transferred by exchange, conversion, subscription, or otherwise any shares, securities or other rights in the capital of Groupe DAFSA or of any other Affiliate of Talisman.

         7.7  Loans
              -----

         (a) The Seller covenants to cause the statutory auditors of Talisman and Groupe DAFSA to establish on or prior the Transfer Date a certificate confirming that ANNEX D, listing all the Loans, constitutes as at the date hereof an accurate and complete listing of all the liabilities for borrowed money of Talisman, Groupe DAFSA and the Subsidiaries other than (i) the Bridge Loan, (ii) any financing granted by Societe Generale to Groupe Dafsa pursuant to a general Dailly law assignment of receivables dated as of April 20, 1994, and
(iii) any financing granted by societe Generale pursuant to a factoring agreement dated as of December 11, 1995. On the Transfer Date, the Seller will deliver to the Buyer all the promissory notes executed by Talisman and the Subsidiaries in connection with the Loans.

         (b) The Seller shall have caused TMI to waive, on or prior to the Transfer Date, all its rights to be repaid a portion of the principal amount of TMI's Loan to Talisman in the principal amount of two million five hundred ninety five thousand Francs (FRF 2,595,000), reducing the remaining amount outstanding under such Loan to eighteen million six hundred sixty six thousand one hundred and fifty Francs (FRF 18,666,150).

         (c) The Seller shall have caused Mr. Olivier ROUX to waive, on or prior to the Transfer Date, all his rights to be repaid a portion of the Loan extended by Mr. Olivier ROUX to Groupe DAFSA in the principal amount of one million two hundred ninety seven thousand five hundred Francs (FRF 1,297,500), reducing the remaining amount outstanding under such Loan to two hundred eighty nine thousand five hundred and fifty Francs (FRF 289,550).

         7.8  Employment Agreement
              --------------------

              The Seller shall remit to the Buyer on or prior to the Transfer Date, employment agreements of Messrs. Francois Chaillou et Patrick Tanguy, respectively, in the form of ANNEX G, duly executed by such individuals and Groupe DAFSA, together with the Tanguy Settlement Agreement.

         7.9  Employees
              ---------

              The Seller shall comply and cause Talisman and the Subsidiary to comply with applicable rules relating to the information of employees' representative bodies in connection with the transactions contemplated in this Agreement.

         7.10 Bank Mandate
              ------------

              On or prior to the Closing, the Seller shall effectuate all changes of authorized signatures and bank mandates as instructed by the Buyer in respect of all accounts operated by Talisman and the Subsidiaries.

         7.11 Certificate of no Claim
              -----------------------

              On or prior to the Closing, the Seller shall procure that each of the statutory managers ("mandataires sociaux", "gerants") and directors, as the case may be, of Talisman and the Subsidiaries, whether or not such statutory managers and directors are required to submit their resignations pursuant to
Section 2.3 hereabove, deliver to the Buyer a written acknowledgement that such manager or director has no claim whatsoever against Talisman or any of the Subsidiaries; if any such written acknowledgement is not obtained, and notwithstanding any provision of this Agreement to the contrary, the Seller shall jointly and severally indemnify and hold Talisman and the Subsidiaries harmless from and against, and shall pay to Talisman and the Subsidiaries the amount of, any loss, liability, damage or deficiency resulting from any claim made against Talisman or any of the Subsidiaries by any such manager, ex-manager, director or ex-director who shall not have delivered to the Buyer a written acknowledgement pursuant to this Section 7.14.

         7.12 Guarantee
              ---------

              The Seller covenants to cause Mr. Francois Chaillou to execute the Guarantee, TMI to execute the TMI Guarantee and shall deliver to the Buyer a legal opinion from Conyers, Dill & Pearman confirming that Mr. Francois Chaillou has the powers, capacity and authority to execute the TMI Guarantee, and that the TMI Guarantee is valid and binding upon TMI.

SECTION VIII - INDEMNIFICATION
- ------------   ---------------

         8.1  Survival of Representations and Covenants
              -----------------------------------------

              The representations and warranties of the Seller contained in this Agreement or in any Schedule, Annex or document attached thereto shall survive the consummation of the transactions contemplated hereby; the time period during which the Buyer may bring a claim in respect of such representations and warranties being set forth in Section 8.2.

              The covenants of the Seller contained in Sections VII and IX of this Agreement, and the Seller's obligations thereunder shall survive the Closing and the consummation of the transactions contemplated hereby.

         8.2  Obligation to Indemnify
              -----------------------

         (a)  Indemnification
              ---------------

              The Seller agrees to indemnify and hold the Buyer harmless from and against, and shall pay to the Buyer the amount of, any of the following (each a "DAMAGE" and collectively the "DAMAGES"):

              (i) any liability or deficiency in assets of Talisman and any Subsidiary related to transactions or facts occurring prior to or on December 31, 1995 or prior to or on April 30, 1996 and not reflected in the Financial Statements as of December 31, 1995 or as of April 30, 1996, respectively, or if so reflected, not the subject of a provision or, if subject to a provision, to the extent such liability or deficiency exceeds such provision;

              (ii) any liability of Talisman and any Subsidiary (whether or not reflected in the Financial Statements) resulting from the performance of off-balance sheet obligations existing on or prior to the Transfer Date, including guarantees or comfort letters given by Talisman or any Subsidiary but excluding any guarantee or comfort letter granted to secure obligations of Talisman or any Subsidiary;

              (iii) any loss, liability, damage or deficiency, cost or expense suffered or incurred by the Buyer, Talisman or any Subsidiary, resulting from or related to any breach of any representation, warrantee or covenant of the Seller as set forth in this Agreement;

              (iv) any loss, liability, damage or deficiency, cost or expense suffered or incurred by the Buyer, Talisman or any Subsidiary, resulting from or related to any breach by Banque Paribas of any of Banque Paribas Commitments;

              (v) any loss, liability, damage or deficiency, cost or expenses suffered or incurred by the Buyer, Talisman or any Subsidiary resulting from or related to:

                     (x) any suit, arbitration or proceedings initiated on or prior to the Transfer Date to which either Talisman or any of the Subsidiaries is, on or prior to the Transfer Date, a party or to which Talisman or any of the Subsidiary becomes a party after the Transfer Date;

                     (y) any suit, arbitration or proceedings initiated after the Transfer Date, based on events or circumstance occurring or existing prior to the Transfer Date and to which Talisman or any of the Subsidiaries becomes a party;

                     (z) any tax assessment, reduction in tax loss carry forward (to the extent that, with respect to tax loss carry forward of Talisman, the aggregate amount of the remaining tax loss carry forward is below USD 5,500,000 times the Exchange Rate) or disallowance of any exemption, deduction or recovery made with respect to Talisman or any Subsidiary to the extent they relate to periods of time prior to the Transfer Date or events having occurred prior to the Transfer Date; for the purpose of this foregoing, "tax" shall have the meaning defined in Sub-Section 5.13 (g);

              (vi) any loss, liability, damage or deficiency, cost or expense suffered or incurred by the Buyer, Talisman or any Subsidiary resulting from or related to the Tanguy Settlement, excluding the payment of the indemnity thereunder.

         (b)  Seller's liability
              ------------------

              With respect to the determination of the amount which shall be payable by the Seller in case of a claim for indemnification under this Section, it is agreed that:

              (I) the Seller shall have no obligation to indemnify the Buyer pursuant to Section 8.2 (a) until and unless the aggregate amount of Damages exceeds a threshold equal to U.S.$ 25,000 times the Exchange Rate (the "THRESHOLD AMOUNT") or the countervalue thereof in the relevant currency. In the event such aggregate amount exceeds such Threshold Amount, the Seller shall indemnify the Buyer for the aggregate amount of Damages, including the initial Threshold Amount;

              (ii) notwithstanding any provision herein, the Seller's aggregate liability shall not be subject to any cap in connection with any claim for indemnification made by the Buyer under Section 8.2 (a)(v) hereabove;

              (iii) the Seller's global liability under this Section 8.2 for indemnification (with the exception of any Seller's liability pursuant to claims for indemnification made by the Buyer under Section 8.2 (a)(v)) shall be limited to a maximum amount equal to US $ 6,000,000 times the Exchange Rate for any claim made by the Buyer to the Seller pursuant to this Section VIII (except Section 8.2(a)(v)) on or prior March 31, 1997 (the "FIRST PERIOD" and any such claim made during the First Period being referred to as a "FIRST PERIOD CLAIM");

              (iv) for any claim for indemnification made by the Buyer to the Seller pursuant to this Section VIII (except Section 8.2(a)
                     (v)) after the expiration of the First Period (the "SECOND PERIOD" and any such claim made during the Second Period being referred to as a "SECOND PERIOD CLAIM", it being understood that the Second Period may have a different duration depending on the nature of the claim as provided in paragraph (d) of this Section 8.2) the Seller's global liability under this Section 8.2 for indemnification (with the exception of any Seller's liability pursuant to claims for indemnification made by the Buyer under Section 8.2(a)
                     (v)) shall be limited to a maximum amount equal to US $ 3,000,000 times the Exchange Rate, subject to the aggregate limit on liability set forth in Section 8.2 (b)(v);

              (v)    the Seller's aggregate global liability under this Section
                     8.2 (except Section 8.2(a)(v)), for all First Period Claims and all Second Period Claims shall be limited to a maximum aggregate amount of US $ 6,000,000 times the Exchange Rate.

         (C)  Damages
              -------

              Any Damage shall include, with respect to any claim, all costs and expenses including legal fees, reasonably incurred in connection therewith.

         (d)  Claims
              ------

              No claim for Damages arising pursuant to this Section 8.2 or otherwise by reason of the transactions contemplated in this Agreement shall be entitled to indemnification pursuant to the terms hereof if the claim is presented after March 31, 1998, except for Damages resulting from or related to
(A) a breach of any representation or warranty contained in Sections 5.13, 5.20 or 5.21 for which claims may be presented until sixty (60) days after the expiration of the applicable statute of limitations, (B) a breach of any representation or warranty contained in Section 5.29 of this Agreement for which claims may be presented until December 31, 2006 , (c) a breach of any covenant contained in Section 9.1, for which claims may be presented until sixty (60) days after the expiration of the term of any such covenant and (D) a criminal action (including a "constitution de partie civile", or an action as "civilement responsable", for which claims may be presented until sixty (60) days after the expiration of the applicable statute of limitation and (E) Section 8.2(a) (vi) hereabove for which claims may be presented until the fourth anniversary of the Transfer Date.

         (e)  Claims for Contingent Damage
              ----------------------------

              Where any claim for indemnification made by the Buyer relates to a Damage the existence or quantum of which is subject to a contingent event (a "CONTINGENT DAMAGE"), the Seller shall have no obligation to indemnify the Buyer until such Damage is actually suffered or incurred. The foregoing shall not prevent the Buyer from making a claim for indemnification pursuant to this Agreement for a Contingent Damage.

         (f)  Notification
              ------------

              The Buyer shall promptly notify the Seller in writing of any Damage which may give rise to a claim for indemnification pursuant to this Agreement. Such notification shall be accompanied by any documents and information which would assist in determining the amount and the basis for the Damages and the request for indemnification resulting therefrom. Upon receipt of such notice, the Seller shall have sixty (60) days within which to notify the Buyer in writing of any good faith objections to such claim and/or the amount thereof. To the extent that the Seller fails to raise a specific objection in such manner and period to any claim so notified by the Buyer or the amount thereof, the uncontested claim shall be deemed to be accepted and agreed upon by the Seller, and the Seller shall immediately pay to the Buyer an indemnity in the amount of all such claims or parts of claims not so contested.

              To the extent that the Seller shall have notified the Buyer of any good faith objection to any such claim or claims or the amount(s) thereof within sixty (60) days of receipt of such notice, the parties shall promptly meet in an attempt to quantify and agree upon the existence and the amount of the indemnification obligation arising as a result of such claim.

              To the extent that the Seller shall have in good faith contested its liability for any such claim, payment of any amounts so contested shall be due immediately upon agreement in writing among the parties as to the amount of indemnification due with respect to such claim or upon issuance of a court decision to that effect pursuant to Section 11.13 below.

         (g)  Third-party claims
              ------------------

              With regard to claims brought by third parties against either Talisman or any Subsidiary which may give rise to an obligation on the part of the Seller to indemnify the Buyer under this Section VIII ("THIRD PARTY CLAIMS"), the Seller shall have the right to direct the defense of any such third-party claim, through counsel of Seller's choice and at Seller's own expense, on behalf of Talisman or the relevant Subsidiary.

              Promptly after Seller's receipt of notice from the Buyer relating to any such Third-Party Claim and in any case within fifteen (15) days of such notice (or such shorter period as may be reasonable in the circumstances), the Seller shall inform the Buyer whether it will direct the defense of such claim. If the Seller does not so inform the Buyer, the Buyer, Talisman and the relevant Subsidiary shall have the right to direct the defense of and settle such Third-Party Claim. In such case, the Seller hereby waives any right to contest action or omission of Buyer, Talisman and the relevant Subsidiary in connection with the defense or settlement of such Third-Party Claim.

              If the Seller exercises its right to conduct the defense of any such Third-Party Claim, then the Seller shall be deemed to acknowledge irrevocably its liability pursuant to this Section VIII for any Damage related to such Third-Party Claim. The Buyer shall cause Talisman or the relevant Subsidiary to procure for the Seller (at the expense of the Seller) all reasonable facilities and opportunities to investigate the matter (including access to records relating to the third party claim), and the Seller shall keep confidential the information so obtained, save as it may be disclosed for the purposes of any court proceedings pursuant to Section 11.13 hereunder or with the Buyer's prior written approval for the purpose of the litigation related to the Third-Party Claim.

              In the event that the Seller shall choose to direct the defense of a Third-Party Claim pursuant to the foregoing paragraph, the Seller may conduct (but not conclude) settlement discussions with the relevant third party for the purpose of settling such Third-Party Claim. Should the Buyer reject any settlement proposed by the Seller, (x) the Seller's liability under this Section VIII for any Damage related to the Third-Party Claim specifically covered by the proposed settlement shall be limited to the amount that Seller would have paid had the proposed settlement been approved and (y) the Buyer, Talisman and the relevant Subsidiary shall have the right to appear, defend and settle such Third-Party Claim.

SECTION IX - ADDITIONAL COVENANTS
- ----------   --------------------

         9.1  Non-Competition
              ---------------

         (a) The Seller shall not (and shall cause its Affiliates - other than Talisman and the Subsidiaries - not to) engage, nor, directly or indirectly, through any vehicle, own, be shareholder or partner in, manage, operate, control or participate (as adviser or otherwise) in the ownership, management or operation of any Person engaged in a business that is competitive with the business of Talisman and/or any of the Subsidiaries in Europe. This undertaking shall continue for a period of three years after the Closing. In addition, for a period of three years after the Closing, the Seller shall maintain in strict confidence, and shall use its best efforts to cause third parties (including, but not limited to, all individuals that are directors or employees of any Affiliate of the Seller (other than Talisman and the Subsidiaries)), to maintain in strict confidence, all information relating to the businesses of Talisman and the Subsidiaries (including, but not limited to, trade secrets) that is not obtainable from a public source on the date of this Agreement.

         (b) During a period of two years after the Closing, the Seller and its Affiliates (other than Talisman and the Subsidiaries) shall not, without the prior written consent of the Buyer directly or indirectly, and whether alone or jointly with or through any other Person, solicit or endeavor to entice away, offer employment to or contract for the services of any Person who is or will be after the Transfer Date an employee of Talisman or any Subsidiary in a skilled or managerial position.

         9.2  Post-Closing Cooperation
              ------------------------

         (a) For a period of one year after the Closing, without further consideration, (i) the Seller shall use its best efforts to take, and cause to be taken, all such further actions and execute, acknowledge and deliver, and cause to be executed, acknowledged and delivered, all such further consents and other documents as the Buyer may reasonably request to facilitate or effectuate the transactions contemplated by this Agreement and

(ii) the Buyer shall use its best efforts, and shall use its best efforts to cause Talisman and the Subsidiaries to take, all such further actions and execute, acknowledge and deliver all such further consents and other documents as the Seller may reasonably request in order to facilitate or effectuate the transactions contemplated by this Agreement.

         (b) The Seller and the Buyer shall use their best efforts to cause Talisman and the Subsidiaries to pay and discharge as soon as practicable all the Contingent Liabilities, it being understood that Talisman's and the Subsidiaries' interest shall be preserved when negotiating any payment or discharge of any such Contingent Liabilities.

         9.3  Bridge Loan
              -----------

         An amount equal to seventy five percent (75%) of the principal amount of the Bridge Loan (FRF 750,000) will be repaid at the Transfer Date to the Seller by Talisman. Subject to the condition that the Groupe DAFSA 1996 Turnover is below fifty eight million Francs (FRF 58,000,000), the Seller hereby irrevocably agrees to waive its claim against Talisman for the remaining outstanding principal amount under the Bridge Loan (equal to FRF 250,000) and any accrued interest.

         Subject to the condition that the Groupe DAFSA 1996 Turnover is equal or above fifty eight million Francs (FRF 58,000,000), the Buyer hereby irrevocably agrees to take all necessary steps so that Talisman repays the remaining outstanding principal amount under the Bridge Loan equal to FRF 250,000.

         9.4  Republic National Bank of New York
              ----------------------------------
         The Buyer agrees to take all necessary steps so that the Republic National Bank of New York release within ninety days following the Transfer Date the deposit of an amount of FRF 1,050,000 made by Talisman Management International in its books in connection with Republic National Bank of New York's Guarantee in favor of Sophia as security for payment of the rents under the lease agreement entered into between Sophia and Groupe DAFSA dated January 23, 1996.

         9.5  Talisman
              --------

         The Buyer undertakes, at the Seller's request and cost, to transfer to the Seller within one hundred and twenty days from the Transfer Date, all rights into the corporate name "Talisman".

SECTION X - TERMINATION
- ---------   -----------

         10.1 Termination
              -----------

              This Agreement may be terminated at any time prior to the Transfer
Date:

         (a)  by the mutual consent of the Buyer and the Seller;

         (b) by the Buyer or the Seller upon written notice to the other if (i) any of the orders, consents, permits, authorizations, approvals and waivers of governmental and regulatory authorities required to consummate the transactions contemplated hereby shall have been denied, or (ii) any court of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

         (c) by the Buyer or the Seller if the Transfer shall not have been consummated on or before August 31, 1996, unless the failure of the Transfer to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the agreements set forth herein required to be performed by such party prior to the Transfer Date; or

         (d) by the Buyer, on the one hand, or the Seller, on the other hand, if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party(ies), which breach shall not have been cured within thirty (30) days following receipt by the breaching party(ies) of written notice of such breach from the other party(ies) hereto.

         10.2 Effect of Termination
              ---------------------

              In the event of termination of this Agreement by the Buyer or the Seller as provided in Section 10.1, this Agreement shall forthwith become void and have no effect. No party shall be entitled to damages as a result of such termination, except in the event such termination occurs pursuant to Section 10.1(d). For the avoidance of doubt, in the event that termination of this Agreement occurs pursuant to Section 10.1(d), the non-breaching party shall be entitled to damages, including, without limitation, its costs and attorneys' fees incurred in the preparation and negotiation of this Agreement and defense of its interest thereunder.

SECTION XI - MISCELLANEOUS PROVISIONS
- ----------   ------------------------

         11.1 Notices
              -------

              All notices, requests, claims or other communications relating to this Agreement shall be made in writing and addressed to the other party (and shall be deemed to have been duly given upon receipt by the other party) by delivery in person, registered mail or express air courier (DHL or similar) addressed as follows:

         -    Notices to the Seller:

              Talisman Management Limited
              37 Ixworth Place
              London SW3 3QH England

              Attention: Mr. Francois Chaillou

with a copy addressed on the same day to:

              Mr. Francois Chaillou
              14 rue Raynouard
              75016 Paris

         -    Notices to the Buyer:

              Richard Anderson
              c/o Datastream International Limited
              58-64 City Road
              London EC1Y 2AL England

with a copy addressed on the same day to:

              Michael Kargula
              Primark Corporation
              1000 Winter Street
              Suite 4300 N
              Waltham, M.A. 02154
              USA

              The Seller and the Buyer may from time to time change their respective addresses (and the Seller may change their designated representative) for the purpose of notification by giving a notice to the other Party indicating a new address (or a new designated representative).

         11.2 Further Acts
              ------------

              Subject to the terms and conditions herein provided, each of the parties agrees to use its best efforts to take or cause to be taken all necessary action in accordance with applicable law to ensure that the conditions set forth herein are satisfied and to perform in the most expeditious manner possible the transactions contemplated in this Agreement.

         11.3 Entire Agreement
              ----------------

              This Agreement supersedes all prior exchanges of documents, discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement, including its Annexes and Schedules, and any document attached thereto, which are deemed to be part of this Agreement, contains the entire agreement between the parties hereto with respect to the subject matter hereof.

         11.4 Waiver
              ------

              Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof; such waiver shall be in writing and shall be executed by such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion. All remedies, provided either under this Agreement or by law, in the event of breach by one or the other party in the performance of this Agreement, shall be cumulative and not alternative.

         11.5 Counterparts
              ------------

              This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         11.6 Third Party Rights
              ------------------

              The provisions of this Agreement are intended solely for the benefit of the parties hereto and do not confer third-party beneficiary rights upon any other Person.

         11.7 Governing Law
              -------------

              This Agreement shall be governed by the laws of France.

         11.8 Parties Bound by Agreement - Successors and Assigns
              ---------------------------------------------------

              This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Without the prior written consent of the Buyer, the Seller may not assign its rights and/or obligations hereunder or any part thereof to any other Person. The Buyer may, before the Closing, designate one or more of its Affiliates to perform its obligations and/or exercise its rights hereunder, in whole or in part, PROVIDED that the Buyer shall be jointly and severally liable for the performance of such obligations by such Affiliate(s).

         11.9 Expenses
              --------

              Except as otherwise provided herein, the Seller and the Buyer shall each pay all costs and expenses incurred by it or its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their or its own financial consultants, accountants and counsels.

        11.10 Headings
              --------

              The headings used in this Agreement have been inserted for the convenience of the parties only and the parties represent that such headings are not part of this Agreement and do not affect the meaning or interpretation thereof.

        11.11 Invalidity of a Provision
              -------------------------

              The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect unless such invalidity shall deprive a party to this Agreement of the material benefits to which it is entitled or expected to receive hereunder. The parties shall amend any invalid or unenforceable provision to the extent reasonably required to make such provision valid or enforceable.

        11.12 Transfer Taxes
              --------------

              The Buyer shall pay the transfer levy in an amount of FRF 20,000 (plus stamp taxes) in connection with the transfer of the Shares by the Seller to the Buyer.

        11.13 Jurisdiction
              ------------

              All disputes arising in connection with this Agreement shall be subject to the exclusive jurisdiction of the Paris Commercial Court.

        11.14 Communications
              --------------

              The Buyer will agree with the Seller with respect to the contents and timing of internal or external announcements or communications by the Buyer, the Seller and their Affiliates relating to the operations contemplated in this Agreement.


              IN WITNESS WHEREOF, the parties hereto have executed this Agreement in four originals as of the date first set forth above.


THE BUYER                               THE SELLER


By /S/ Richard Anderson                 By /S/ Francois Chaillou
   -------------------------------         ---------------------------------
    Name: Mr. Richard Anderson             Name: Mr. Francois Chaillou
    Title: Director                        Title, Director